Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MOUNTAIN CREST ACQUISITION CORP. III

ETAO INTERNATIONAL GROUP

and

Wensheng Liu

(in his capacity as the Shareholders’ Representative)

dated as of January 27, 2022

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EXHIBITS
Exhibit A	Support Agreement
Exhibit B	Form of Amended and Restated Registration Rights Agreement
Exhibit C	Form of Lock-up Agreement

SCHEDULES
Schedule I	Parties to Support Agreement
Schedule II	Parties to Employment Agreements

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as the same may be amended, restated, supplemented or modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of January 27, 2022 is entered into by and among Mountain Crest Acquisition Corp. III, a Delaware corporation (“Parent”) , Etao International Group., a Cayman Islands corporation (the “Company”), and Wensheng Liu, in his capacity as the Company Shareholders’ Representative (the “Shareholders’ Representative”).

W I T N E S E T H:

WHEREAS, the Company is in the business of providing telemedicine, hospital care, primary care, pharmacy and health insurance covering all life stages of patients (the “Business”);

WHEREAS, Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, Parent will form a Cayman Islands exempted and wholly owned subsidiary of the Parent (“Purchaser”), to be formed for the sole purpose of the merger of Parent with and into Purchaser (the “Redomestication Merger”), in which Purchaser will be the surviving entity (the “Redomestication Merger Surviving Corporation”);

WHEREAS, Parent will also form a Cayman Islands exempted company and wholly owned subsidiary of Purchaser (“Merger Sub”) for the sole purpose of merging with and into the Company (the “Acquisition Merger”) with the Company being the surviving entity and a wholly-owned subsidiary of Purchaser (the “Surviving Corporation”);

WHEREAS, in connection with the transactions contemplated by this Agreement, Purchaser will enter into subscription agreements (each, as amended or modified from time to time, a “Subscription Agreement”), with the Purchaser Investors providing for aggregate investments in Purchaser Ordinary Shares in a private placement of an amount not less than $200,000,000 and valued in an amount of at least $10.00 per Purchaser Ordinary Share (the “PIPE Financing”);

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that the Redomestication Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Boards of Directors of Parent and Purchaser have approved this Agreement and intend that it constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3;

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that the Acquisition Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Company’s Board of Directors and the Boards of Directors of Purchaser and Merger Sub have approved this Agreement and intend that it constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3;

WHEREAS, the Board of Directors of the Company has determined that this Agreement, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, the Company and the Company Shareholders;

WHEREAS, as a condition and inducement for the Parent Parties to enter into this Agreement, the Persons listed on Schedule I hereto have entered into a Support Agreement with Parent (the “Support Agreement”), which is attached as Exhibit A hereto;

WHEREAS, promptly following the execution and delivery of this Agreement by the parties, the Company will use commercially reasonable efforts to obtain and deliver to Parent a true, correct and complete copy of a special resolution of the Company passed in writing unanimously by the shareholders of the Company who collectively own at least a majority of the Company Ordinary Shares outstanding as of the date hereof adopting this Agreement and consenting to the Acquisition Merger and the consummation of the other transactions contemplated hereby (the “Written Resolution”), in accordance with the Companies Act and the Company’s Amended and Restated M&A, in each case, as in effect as of the date hereof; and

WHEREAS, the Board of Directors of Parent has determined that this Agreement, Redomestication Merger, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, Parent and its shareholders;

WHEREAS, the Board of Directors of Purchaser has determined that this Agreement, Redomestication Merger, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, Purchaser and its sole shareholder;

WHEREAS, the Board of Directors of Merger Sub has determined that this Agreement, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, Merger Sub and its sole shareholder; and

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01        Definitions. As used in this Agreement, the following terms have the meanings set forth or as referenced below:

“Acquisition Intended Tax Treatment” has the meaning set forth in Section 3.09.

“Acquisition Merger” has the meaning set forth in the Recitals.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent or its Affiliates) concerning the acquisition of the Company or any of its commonly Controlled Affiliates, any merger or consolidation with or involving the Company or any of its commonly Controlled Affiliates, any acquisition or license of any material assets of the Company or any of its commonly Controlled Affiliates used in, held for use in, necessary for or related to the business of the Company, any “acquihire” or similar transaction involving the transfer of employment of employees of the Company or any of its commonly Controlled Affiliates, or any issuance, acquisition or transfer of any of the share capital of the Company or any of its commonly Controlled Affiliates or any rights convertible into or exchangeable for share capital of the Company or any of its commonly Controlled Affiliates.

“Action” means any action, charge, suit, arbitration, hearing, mediation, audit, inquiry, investigation or other proceeding, whether civil or criminal, at law or in equity, before or by any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Aggregate Merger Consideration" means the stated value of the Company as agreed thereby in the amount of $2,500,000,000.

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated M&A” means the amended and restated memorandum and articles of association of the Company.

“Amended and Restated Registration Rights Agreement” means the amended and restated agreement governing the resale of the shares, rights, and units of the Redomestication Merger Surviving Corporation, in the form attached hereto as Exhibit B and which shall be executed by the parties referenced therein at Closing.

“Ancillary Agreements” means the Support Agreement, the Lock-Up Agreement, the Employment Agreements, the Amended and Restated Registration Rights Agreement, and all other agreements, certificates and instruments executed and delivered in connection with the transactions contemplated hereby, including the Letters of Transmittal.

“Audited 2020/2021 Financial Statements” has the meaning set forth in Section 7.06.

“Average Parent Stock Price” means $10 per share.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in New York, New York or Los Angeles, California are authorized or required by applicable Law to be closed for business.

"Companies Act" means the Companies Act (Revised) of the Cayman Islands as the same may be amended from time to time.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“CCPA” has the meaning set forth in the definition of Data Protection Laws.

“Chinese Leases” has the meaning set forth in Section 5.16(b).

“Closing” has the meaning set forth in Section 3.02.

“Closing Company Cash” has the meaning set forth in Section 4.01(d).

“Closing Company Indebtedness” has the meaning set forth in Section 4.01(d).

“Closing Date” has the meaning set forth in Section 3.02.

“Closing Date Merger Consideration” means $2,500,000,000 less the amount of Closing Company Indebtedness, Closing Company Transaction Expenses, plus the amount of Closing Company Cash, in each case, as reflected on the Closing Statement.

“Closing Date Stock Merger Consideration” means certain number of Purchaser’s ordinary shares equal to the Closing Date Merger Consideration divided by $10.00 per share.

“Closing Statement” has the meaning set forth in Section 4.01(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other labor Contract (including any contract or agreement with any works council, labor or trade union or other employee representative body).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” to the extent any employees are located within the United States, means each (a) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (b) other benefit and compensation plan, Contract, policy, program, practice, arrangement or agreement, including, but not limited to, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (c) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case, (i) which is sponsored, maintained or contributed to by the Company or any of the Company ERISA Affiliates for or on behalf of Company Service Providers or (ii) with respect to which the Company has any Liability.

“Company Board” means the board of directors of the Company.

“Company Data Protection Policies” has the meaning set forth in Section 5.18(a).

“Company Disclosure Schedule” has the meaning set forth in Section 12.13(a).

“Company Employees” has the meaning set forth in Section 5.12(a).

“Company ERISA Affiliate” means any Person which is considered a single employer with the Company under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Company Financial Statements” has the meaning set forth in Section 5.06(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.03, Section 5.05 (but only clause (a) thereof), Section 5.10, Section 5.19 and Section 5.20.

“Company IP” means any and all Intellectual Property owned (or purported to be owned) by the Company.

“Company IP Licenses” means, collectively, (i) the Material Inbound Licenses and (ii) the Material Outbound Licenses.

“Company IT Systems” means, collectively, any and all IT Systems owned by the Company or licensed, leased or otherwise used by or for the Company from a third party, in each case that will be used or held for use immediately after the Closing by the Company.

“Company Material Adverse Effect” means a change, event, effect or circumstance that, individually or in the aggregate, has a material adverse effect on (a) the business, financial condition, assets, Liabilities or results of operations of the Company; provided, however, that no event, change, circumstance, effect, development, condition or occurrence resulting from, arising out of or relating to any of the following shall constitute or be deemed to contribute to a Company Material Adverse Effect, or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes in applicable Laws, GAAP or other applicable accounting rules, (ii) changes in general economic, political, business or regulatory conditions, (iii) changes in United States or global financial, credit, commodities, currency or capital markets or conditions, (iv) the outbreak or escalation of war, military action or acts of terrorism, changes due to natural disasters or pandemics, (v) any action expressly required by this Agreement or any Ancillary Agreement or taken with the prior written consent of Parent, (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement, or (vii) the COVID-19 pandemic, (viii) the failure in and of itself to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), except, in the case of clauses (i) through (iv) and clause (vii) to the extent such event, change, circumstance, effect, development, condition or occurrence has or would reasonably be expected to have a disproportionately adverse impact on the Company as compared to other Persons operating in any of the industries in which the Company operates; or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Company Material Contract” has the meaning set forth in Section 5.15(a).

“Company Ordinary Shares” means the Class A and Class B ordinary shares, par value $0.0001 per share, of the Company.

“Company Product” means each of the products and services (including all versions thereof) that have been or are currently being marketed, distributed, licensed, sold, offered, supported, made available or provided, or for which any material development has commenced, by or on behalf of the Company.

“Company Registered IP” has the meaning set forth in Section 5.13(a).

“Company Service Provider” means each current or former director, officer, employee or consultant or independent contractor of the Company (excluding attorneys, advisors, accountants and similar professionals).

“Company Software” means the Software owned or purported to be owned by the Company.

“Company Shareholder” means each holder of Company Ordinary Shares.

“Company Shareholder Approval” has the meaning set forth in Section 5.02(c).

“Company Shareholder Collective Percentage” means one hundred percent (100%) Company Shareholder Collective Percentage.

“Company Shareholder Pro Rata Share” means, with respect to any Company Shareholder, a fraction (expressed as a percentage), the numerator of which is the aggregate number of issued and outstanding Company Ordinary Shares owned by such Company Shareholder as of immediately prior to the Closing, and the denominator of which is the aggregate number of issued and outstanding Company Ordinary Shares owned by all Company Shareholders as of immediately prior to the Closing. For purposes of clarity and the avoidance of doubt, in determining the Company Shareholder Pro Rata Share.

“Company Transaction Expenses” means, without duplication, (a) all fees, costs and expenses incurred at or prior to the Closing (whether or not billed or accrued for) by or on behalf of the Company in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all of the fees, disbursements and expenses of attorneys, actuaries, accountants, financial advisors and other advisors, (b) any severance, change of control, sale, retention or similar bonuses, compensation or payments (together with the employer portion of employment Taxes payable in connection with such amounts) payable to any current or former director, officer, employee or independent contractor of the Company as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and which are payable by reason of any Contracts or arrangements entered into by the Company at or prior to the Closing, and (c) all fees and expenses related to the filing pursuant to the HSR Act.

“Confidentiality Agreement” means, collectively, (i) Summary of certain Proposed Terms and Conditions, dated December 14, 2021 by and between Company and Parent.

“Continuing Employees” means all Company Employees who remain employed with Parent or one of its Subsidiaries for up to a period of one (1) year following the Closing.

“Contract” means any written or oral note, bond, mortgage, indenture, guarantee, license, agreement, contract, lease, legally binding commitment, legally binding letter of intent or other similar instrument, and any amendments thereto.

“Contributor” has the meaning set forth in Section 5.13(d).

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled,” “Controlled by,” “under common Control with” and “commonly Controlled” shall have correlative meanings.

“Covered Persons” has the meaning set forth in Section 7.13(a).

“COVID-19 Legislation” means the CARES Act and similar state and local stimulus fund programs enacted by a Governmental Authority in connection with or in response to COVID-19.

“Data Protection Laws” means the following legislation to the extent applicable: (a) the California Consumer Privacy Act of 2018, as amended, and its implementing regulations (the “CCPA”); and (b) any other data protection, privacy or cybersecurity Laws or legally binding self-regulatory requirements, guidance and codes of practice applicable to the processing or security of Personal Information, in each case as amended and/or replaced from time to time.

“Deductible” has the meaning set forth in Section 11.03(a).

“Delaware Courts” has the meaning set forth in Section 12.06(b).

“DGCL” means Delaware General Corporation Law.

“Direct Claim” has the meaning set forth in Section 11.05.

“Dissenting Shares” has the meaning set forth in Section 4.05.

“Effective Time” has the meaning set forth in Section 3.02.

“Employment Agreements” means the employment agreement between the Purchaser and each of the Persons listed on Schedule II hereto in form and substance to be agreed between Parent and the Company;

“Encumbrance” means any lien, encumbrance, charge, security interest, mortgage, pledge, indenture, deed of trust, option, right of first offer or refusal or transfer restriction, or any other similar restrictions or limitations on the ownership or use of real or personal property or similar irregularities in title thereto.

“Enforceability Exceptions” means any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” has the meaning set forth in Section 6.03(a).

“Excluded Shares” has the meaning set forth in Section 4.01(c).

“Family Member” means, with respect to any Person, any parent, spouse, sibling, niece, nephew or spouse thereof, and any direct descendant (natural or adoptive) of any such Person.

“FCPA” has the meaning set forth in Section 5.08(c).

“Fraud” means, with respect to any party, actual and intentional fraud in the making of a representation or warranty contained in this Agreement by such party with a specific intent to deceive another party or to induce such other party to enter into this Agreement and to receive a material benefit from such deception, in each case, constituting fraud pursuant to the laws of the State of Delaware in the U.S. For the avoidance of doubt, the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, any torts (including a claim for fraud) based on negligence or any claim based on constructive knowledge, negligent or reckless misrepresentation or similar theory.

“GAAP” means generally accepted accounting principles and practices in the United States.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision or any self-regulated organization, stock exchange or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or any arbitrator, arbitration panel, court or tribunal.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Immaterial Licenses” means with respect to the Company, any of the following Contracts entered into in the ordinary course of business: (a) permitted use right to confidential information in a nondisclosure agreement; (b) license, assignment, covenant not to sue, or waiver of rights with any current and former employees, consultants or independent contractors of such Person for the benefit of the Company pursuant to the Company’s standard form(s) thereof (copies of which have been provided by the Company to Parent); and (c) any non-exclusive license that is not material to the Business and is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the trademarks of the Company for the purposes of promoting the goods or services of the Company; (ii) vendor Contracts that include permission for the vendor to identify the Company as a customer of the vendor; (iii) Contracts to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property rights; or (iv) license for the use of Software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

“Indebtedness” means, without duplication, (i) all obligations for borrowed money (including all sums due on early termination and repayment or redemption calculated to the Closing Date) or extensions of credit (including under credit cards, bank overdrafts, and advances), (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments (including all sums due on early termination and repayment or redemption calculated to the Closing Date), (iii) all obligations to pay the deferred purchase price of property or services (including any earnouts), except trade accounts payable arising in the ordinary course of business that are not past due, (iv) all obligations of others secured by a lien on any asset of the Company, (v) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (vi) all obligations to reimburse the issuer in respect of drawn letters of credit or under performance or surety bonds, or other similar obligations, (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, (viii) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases, and (ix) any pre-payment or other penalties or expenses (including legal expenses of the lenders) required to be paid if all Indebtedness were repaid in full on the Closing Date.

“Indemnified Taxes” means any and all Taxes incurred by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of (a) any Taxes imposed on or with respect to the Company for any Pre-Closing Tax Period, (b) Taxes relating to a taxable period or portion thereof beginning after the Closing Date that are attributable to or arise out of any misrepresentation, inaccuracy or breach of the representations and warranties in Section 5.10(c) or Section 5.10(i), (c) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law, (d) Taxes of any Person imposed on the Company as a transferee or successor, or by Contract (other than a Contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes), in each case, which Taxes relate to any event or transaction occurring before the Closing, (e) Taxes that are the responsibility of the Company Shareholders pursuant to Section 8.01 and (f) any Liabilities that are Taxes of the Company resulting from deferral of the employer portion of payroll Taxes pursuant to Section 2302 of the CARES Act or pursuant to any executive order, to the extent relating to a Pre-Closing Tax Period, except, with respect to any such item in (a)-(f), any Taxes resulting from any transaction occurring on the Closing Date and after the Closing that is outside the ordinary course of business and engaged in by or at the direction of Parent, except for any transactions contemplated by this Agreement.

“Infringement” (or any variant thereof) means that a given item or activity directly or indirectly (including secondarily, contributorily, by inducement or otherwise) infringes, misappropriates, dilutes, constitutes unauthorized use of, or otherwise violates the Intellectual Property of, any Person.

“Intellectual Property” means any and all intellectual property rights throughout the world, including any and all U.S. and foreign intellectual property and industrial property rights in or to the following: (a) patents, patent applications and patent disclosures, including any continuations, divisions, continuations-in-part, reexaminations, extensions, renewals, reissues and foreign counterparts of or for any of the foregoing, (b) Trademarks, (c) Internet domain names, and social media usernames, handles and similar identifiers, (d) works of authorship, content, copyrights and copyrightable subject matter, design rights and moral and economic rights therein, (e) rights in Software, data, data complications and databases, (f) trade secrets and other confidential and proprietary information, including confidential and proprietary customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, “Trade Secrets”), (g) rights in ideas, know-how, inventions (whether or not patentable or reduced to practice), processes, formulae and methodologies, compositions, technologies, techniques, specifications, protocols, schematics and research and development information, (h) any and all applications, registrations and recordings for the foregoing and (i) all rights in the foregoing (including pursuant to licenses, common-law rights, statutory rights and contractual rights) and in other similar intangible assets, in each case to the extent protectable under applicable Law.

“Interest Rate” means the annual yield rate, on the date to which the 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three (3) months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15 (519).

“IRS” means the Internal Revenue Service.

“IT Systems” means any and all Software, hardware, servers, systems, sites, circuits, networks, data communications lines, routers, hubs, switches, interfaces, websites, platforms and other computer, telecommunications and information technology assets and equipment, and all associated documentation.

“Knowledge of Parent” (or any variant thereof) means the actual knowledge as of the date hereof of any of the following persons, after reasonable internal inquiry: Suying Liu.

“Knowledge of the Company” (or any variant thereof) means the actual knowledge as of the date hereof of any of the following persons, after reasonable internal inquiry: Wilson Liu, Lee Winter, Joel Gallo and Dr. Robert Dykes

“Law” means any statute, law, ordinance, regulation, rule, code, Governmental Order, constitution, treaty, common law, other requirement or rule of law of any Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 4.03(a).

“Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lock-up Agreement” means the agreement relating to the Closing Date Stock Merger Consideration to be entered into between Purchaser and all Company Shareholders to be effective as of the Closing, in substantially the form attached as Exhibit C.

“Losses” means any and all losses, damages, Liabilities, Taxes, deficiencies, obligations, claims, costs, interest, awards, judgments, fines, charges, penalties, settlement payments, expenses (including reasonable out-of-pocket expenses of investigation, enforcement and collection and reasonable out-of-pocket attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses) of any kind; provided, however, that “Losses” shall not include lost profits, lost revenues, business interruption, loss of business reputation or opportunity, diminution in value, consequential, indirect, incidental, special, unforeseen exemplary or punitive damages, or any damages based upon any type of multiple, except to the extent (a) in the case of exemplary or punitive damages to the extent paid to an unaffiliated third party or (b) in the case of consequential damages, reasonably foreseeable; provided, further, that, for avoidance of doubt, “Losses” shall not include any changes in and of themselves in the price of Parent Common Stock as reported on Nasdaq or otherwise.

“Material Inbound Licenses” has the meaning set forth in Section 5.13(b).

“Material Outbound Licenses” has the meaning set forth in Section 5.15(a)(ix).

“Merger Sub” has the meaning set forth in the Recitals.

“Nasdaq” means the Nasdaq Capital Market.

“Non-U.S. Subsidiaries” has the meaning set forth in Section 8.05.

“NYSE” means the New York Stock Exchange.

“Off-the-Shelf Software” means Software (or the provision of Software-enabled services) that is licensed under a “shrink wrap,” “click wrap,” “off the shelf” or other standard commercial terms.

“Outside Date” has the meaning set forth in Section 10.01(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plan” means each (a) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (b) other benefit and compensation plan, Contract, policy, program, practice, arrangement or agreement, including, but not limited to, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (c) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case, (i) which is sponsored, maintained or contributed to by Parent or any of its Subsidiaries or any of the Parent ERISA Affiliates for or on behalf of service providers of Parent or (ii) with respect to which Parent or any of its Subsidiaries has any Liability.

“Parent Board” means the board of directors of Parent.

“Parent Change of Control” means (a) any merger, consolidation, reorganization, recapitalization or other business combination involving Parent or any Affiliate thereof which results in the holders of Parent Common Stock issued and outstanding immediately prior to such transaction not holding, directly or indirectly, immediately following such transaction at least a majority of the outstanding voting power of Parent or its successor entity, as applicable, (b) the acquisition by a Person or group of related Persons of outstanding equity interests of Parent representing at least a majority of the voting power of Parent (other than an acquisition by a Permitted Holder, unless such acquisition is of 100% of the voting equity interests of Parent (subject to customary rollover of equity, if applicable)), and (c) the acquisition by a Person or a group of related Persons, directly or indirectly, of all or substantially all of the consolidated assets of Parent.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent ERISA Affiliate” means any Person which is considered a single employer with Parent or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Parent Financial Statements” has the meaning set forth in Section 6.03(b).

“Parent Fundamental Representations” means the representations and warranties set forth in Section 6.01, Section 6.02, Section 6.05 (but only clause (a) thereof), Section 6.07 and Section 6.09.

“Parent Indemnitees” has the meaning set forth in Section 11.02.

“Parent Material Adverse Effect” means a change, event, effect or circumstance that, individually or in the aggregate, has a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that “Parent Material Adverse Effect” shall not include any change, event, effect or circumstance, directly or indirectly, arising out of or attributable to; (i) changes in applicable Laws, GAAP or other applicable accounting rules, (ii) changes in general economic, political, business or regulatory conditions, (iii) changes in United States or global financial, credit, commodities, currency or capital markets or conditions, (iv) the outbreak or escalation of war, military action or acts of terrorism, changes due to natural disasters or pandemics, (v)  the public announcement, pendency or completion of the transactions contemplated by this Agreement, or (vi) the COVID-19 pandemic, except, in the case of clauses (i) through (iv) and clause (vi) to the extent such change, event, effect or circumstance has or would reasonably be expected to have a disproportionately adverse impact on Parent.

“Parent Parties” means Parent, Purchaser and Merger Sub collectively, and “Parent Party” refers to any one of them.

“Parent Party Shareholder Approval Matters” has the meaning set forth in Section 7.14(a).

“Parent Rights” means the rights to receive one-tenth (1/10) of one Parent Common Stock upon the consummation of an initial business combination.

“Parent SEC Reports” has the meaning set forth in Section 6.03(a).

“Parent Special Meeting” has the meaning set forth in Section 7.14(a).

“Parent Unit” means a unit of Parent comprised of one Parent Common Stock and one Parent Right, including all “private units” described in the Prospectus.

“Permits” means all licenses, permits, franchises, waivers, orders, registrations, consents and other authorizations and approvals of or by a Governmental Authority.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings, in each case, for which adequate reserves are being maintained in accordance with GAAP, (b) mechanics, carriers’, workmen’s, repairmen’s or other like common law or statutory Encumbrances arising or incurred in the ordinary course of business consistent with past practice and as to which there is no default on the part of the Company or Parent or any of its Subsidiaries, or amounts which are not yet due and payable or the amount and validity of which are being contested in good faith by appropriate proceedings, (c) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, (d) restrictions on transfer imposed by federal and state insurance and securities Laws, (e) easements, rights of way, zoning ordinances and other similar encumbrances that would not, individually or in the aggregate, materially impair the continued use, operation, marketability or value of the specific parcel of real property to which they relate or the conduct of the business of the Company or Parent or any of its Subsidiaries, as currently conducted, (f) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business that would not, individually or in the aggregate, materially impair the continued use, operation and marketability or value of the specific parcel of real property to which they relate or the conduct of the business of the Company or Parent or any of its Subsidiaries, as currently conducted, (g) Encumbrances that will be released at or prior to the Closing, and (h) liens to lenders incurred in deposits made in the ordinary course in connection with maintaining bank accounts.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a trust or other entity or organization, including a Governmental Authority.

“Personal Information” means all information, in any form, that, alone or in combination with other information, regards or is reasonably capable of being associated with an identifiable natural person, including (a) name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number, driver’s license number and passport number), credit card or other financial information, medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, (b) data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed), (c) Internet Protocol addresses or other persistent identifiers, or (d) any information that is defined as “personal data,” “personal information” or “personally identifiable information” or a similar term under any applicable Data Protection Laws.

“PFIC” has the meaning set forth in Section 8.05.

“PIPE Financing” has the meaning set forth in the Recitals.

“Plan of Merger” has the meaning set forth in Section 3.02.

“PM1” has the meaning set forth in Section 2.02.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Tax period ending on and including the Closing Date.

“Pro Rata Share” means, with respect to any Company Shareholder, a fraction (expressed as a percentage), the numerator of which is the aggregate number of issued and outstanding Company Ordinary Shares owned by such Company Shareholder as of immediately prior to the Closing, and the denominator of which is the aggregate number of issued and outstanding Company Ordinary Shares as of immediately prior to the Closing. For purposes of clarity and avoidance of doubt, in determining Pro Rata Share.

“Prospectus” has the meaning set forth in Section 7.14(a).

“Proxy Statement/Prospectus” has the meaning set forth in Section 7.14(a).

“Purchaser” has the meaning set forth in the Recitals.

“Purchaser Investor” has the meaning set forth in Section 7.15.

“Purchaser Ordinary Shares” means ordinary shares, par value $0.0001 per share, of Purchaser (as the Redomestication Merger Surviving Corporation) following the Redomestication Merger.

“Purchaser Rights” means all Parent Rights upon their conversion in Redomestication Merger.

“Purchaser Units” means all the Parent Units upon their conversion in Redomestication Merger.

“Redomestication Intended Tax Treatment” has the meaning set forth in Section 2.09.

“Redomestication Merger” has the meaning set forth in the Recitals.

“Redomestication Merger Certificate” has the meaning set forth in Section 2.02.

“Redomestication Merger Effective Time” has the meaning set forth in Section 2.02.

“Redomestication Merger Surviving Corporation” has the meaning set forth in Section 2.01.

“Registrar” has the meaning set forth in Section 2.02.

“Registration Statement” has the meaning set forth in Section 7.14(a).

“Related Person” has the meaning set forth in Section 5.21.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Purchaser Shareholder Approval” has the meaning set forth in Section 9.01(c).

“Resignations” has the meaning set forth in Section 7.04.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Register” has the meaning set forth in Section 2.06(a)(i).

“Shareholders’ Representative” has the meaning set forth in the Preamble.

“Shareholders’ Representative Expenses” has the meaning set forth in Section 12.11(f).

“Software” means any and all computer programs, including all software implementations of algorithms, models and methodologies, whether in source code (human readable format) or object code (machine readable format) or other format and including executables, libraries and other components thereof, including technology supporting the foregoing, and all documentation, including user manuals and training materials, and related to the foregoing.

“Sponsor” means Mountain Crest Holdings III LLC, a Delaware limited liability company.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subscription Agreement” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any entity, any other entity as to which it owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares or other similar interests, including the VIE Entities of the Company of which financial statements have been consolidated into the Company’s financial statements as of December 31, 2021.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 3.01.

“Tax” or “Taxes” means any and all federal, state, county, local, foreign and other taxes, charges, fees, imposts, and governmental levies and assessments including all income, gross receipts, capital stock, premium, franchise, profits, production, value added, occupancy, gains, personal property replacement, employment and other employee and payroll related taxes, withholding, foreign withholding, social security, welfare, unemployment, disability, real property, personal property, license, ad valorem, transfer, workers’ compensation, windfall and net worth taxes, environmental, customs duty, severances, stamp, excise, occupations, sales, use, transfer, alternative minimum, estimated taxes, inventory, escheat, guaranty fund assessment, and other taxes, duties, fees, levies, customs, tariffs, imposts, obligations, charges and assessments of the same or a similar nature imposed, imposable or collected by any Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.

“Tax Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.

“Tax Returns” means any return, report, declaration, election, estimate, information statement, claim for refund and return or other document (including any related or supporting information and any amendment to any of the foregoing and any sales and use and resale certificates) filed or required to be filed with any Tax Authority with respect to Taxes.

“Third-Party Claim” has the meaning set forth in Section 11.04(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” means trademarks, trade names, corporate names, brands, business names, trade styles, service marks, service names, logos, domain names, slogans, trade dress or other source or business identifiers and general intangibles of like nature, whether registered or unregistered, and whether arising under the laws of the United States or any state or territory thereof or any other jurisdiction anywhere in the world, and all registrations and applications for registration with respect to any of the foregoing, together with all goodwill associated with any of the foregoing.

“Transfer Taxes” means any and all transfer, sales, use, excise, value-added, gross receipts, registration, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges (excluding Taxes measured in whole or in part by net income) arising out of or in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated by the Department of Treasury under the Code.

“User Agreement” means each Contract to which the Company is a party that constitutes an end user agreement, terms of use, terms of service, or end user license agreement that governs (or is intended to govern) the Company’s third party end users’ access to and use of any Company Product.

“VIE Entity” means the corporate entities listed on Section 1.01 of the Company Disclosure Schedule, each of which is under control by the Company via a series of variable interest agreements.

“Written Resolution” has the meaning set forth in the Recitals.

Section 1.02        Interpretation.

(a)        As used in this Agreement, references to the following terms have the meanings indicated:

(i)                 to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii)                to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time in accordance with the terms hereof and thereof;

(iii)              to any Law are to such Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section;

(iv)               to any Governmental Authority includes any successor to the Governmental Authority and to any Affiliate includes any successor to the Affiliate;

(v)                to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;

(vi)               to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vii)              to the “date of this Agreement,” “the date hereof” and words of similar import refer to January 26, 2022; and

(viii)            to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Schedule) to this Agreement, except if the context otherwise requires.

(b)        Reserved.

(c)        Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d)        Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

(e)        The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(f)          References to a “party” hereto means Parent, Purchaser, Merger Sub, the Company or the Shareholders’ Representative and references to “parties” hereto means Parent, Purchaser, Merger Sub, the Company and the Shareholders’ Representative, unless the context otherwise requires.

(g)         References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(h)        The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)          No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

(j)         All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement, except as may be otherwise provided in the Exhibits and Schedules.

ARTICLE II

REDOMESTICATION MERGER

Section 2.01        Redomestication Merger. At the Redomestication Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Companies Act and the DGCL, respectively, Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving corporation. Purchaser as the surviving corporation after Redomestication Merger is hereinafter sometimes referred to as the “Redomestication Merger Surviving Corporation”.

Section 2.02        Redomestication Merger Effective Time. The parties hereto shall cause Redomestication Merger to be consummated by filing a certificate of merger (the “Redomestication Merger Certificate”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL, and the filing of the Plan of Merger (the “PM1”) (and other documents required by the Companies Act) with the Registrar of Companies of the Cayman Islands (the “Registrar”), in accordance with the relevant provisions of the Companies Act. The effective time of Redomestication Merger shall be the later of the acceptance of the Redomestication Merger Certificate and the time that PM1 are duly registered by the Registrar, or such later time as specified in the Redomestication Merger Certificate and PM1, being the “Redomestication Merger Effective Time.”

Section 2.03        Effect of Redomestication Merger. At the Redomestication Merger Effective Time, the effect of Redomestication Merger shall be as provided in this Agreement, the Redomestication Merger Certificate, PM1 and the applicable provisions of the DGCL and the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Redomestication Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Parent and Purchaser prior to the Redomestication Merger Effective Time shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Redomestication Merger Surviving Corporation, which shall include the assumption by the Redomestication Merger Surviving Corporation of any and all agreements, covenants, duties and obligations of Parent set forth in this Agreement to be performed after the Closing, and all securities of the Redomestication Merger Surviving Corporation issued and outstanding as a result of the conversion under Section 2.06 hereof shall be listed on the public trading market on which the Parent Common Stock were trading prior to Redomestication Merger.

Section 2.04        Charter Documents. At the Redomestication Merger Effective Time, the Certificate of Incorporation and Bylaws of Parent, as in effect immediately prior to the Redomestication Merger Effective Time, shall cease and the Memorandum and Articles of Association of Purchaser, as in effect immediately prior to the Redomestication Merger Effective Time, shall be the Memorandum and Articles of Association of the Redomestication Merger Surviving Corporation, provided that the name of the Redomestication Merger Surviving Corporation shall be “Etao International Co., Ltd.”

Section 2.05        Directors and Officers of the Redomestication Merger Surviving Corporation. As of the Redomestication Merger Effective Time, the board of directors of Parent shall be the board of directors of the Redomestication Merger Surviving Corporation.

Section 2.06        Effect on Issued Securities of Parent.

(a)        Conversion of Parent Common Stock.

(i)                 At the Redomestication Merger Effective Time, each issued and outstanding Parent Common Stock (other than those described in Section 2.06(c) below) shall be converted automatically into one Purchaser Ordinary Share. At the Redomestication Merger Effective Time, all Parent Common Stock shall cease to be issued and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Common Stock immediately prior to the Redomestication Merger Effective Time, as evidenced by the Shareholder register of Parent (the “Shareholder Register”), shall cease to have any rights with respect to such Parent Common Stock, except as provided herein or by Law. Each certificate (if any) previously evidencing Parent Common Stock shall be exchanged for a certificate representing the same number of Purchaser Ordinary Shares upon the surrender of such certificate in accordance with Section 2.07.

(ii)                Each holder of Parent Common Stock listed on the Shareholder Register shall thereafter have the right to receive the same number of Purchaser Ordinary Shares only.

(b)        Conversion of Parent Rights and Parent Units. At the Redomestication Merger Effective Time, (i) all Parent Rights shall be converted into Redomestication Merger Surviving Corporation Rights and (ii) all Parent Units shall be converted into Redomestication Merger Surviving Corporation Units. At the Redomestication Merger Effective Time, each Parent Right and Parent Unit shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Redomestication Merger Surviving Corporation Rights, Redomestication Merger Surviving Corporation Warrants and Redomestication Merger Surviving Corporation Units shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent Rights and Parent Units, respectively, that are outstanding immediately prior to the Redomestication Merger Effective Time. At or prior to the Redomestication Merger Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Redomestication Merger Surviving Corporation Rights remain outstanding, a sufficient number of shares of Redomestication Merger Surviving Corporation Ordinary Shares for delivery upon the exercise of the Redomestication Merger Surviving Corporation Rights, the Redomestication Merger Surviving Corporation Warrants and the Redomestication Merger Surviving corporation Units after the Redomestication Merger Effective Time.

(c)         Cancellation of Parent Common Stock Owned by Parent. At the Redomestication Merger Effective Time, if there are any Parent Common Stock that are owned by Parent as treasury shares or any Parent Common Stock owned by any direct or indirect wholly owned subsidiary of Parent immediately prior to the Redomestication Merger Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(d)        No Liability. Notwithstanding anything to the contrary in this Section 2.06, none of the Redomestication Merger Surviving Corporation, Purchaser or any Party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.07        Surrender of Parent Common Stock. All securities issued upon the surrender of the Parent Common Stock in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the Parent Common Stock shall also apply to the Purchaser Ordinary Shares so issued in exchange.

Section 2.08        Lost Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.07; provided, however, that the Redomestication Merger Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Redomestication Merger Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

Section 2.09       Section 368 Reorganization. For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows the US. federal income tax treatment of the Redomestication Merger), each of the parties intends that the Redomestication Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Parent and the Purchaser is a party under Section 368(b) of the Code (the “Redomestication Intended Tax Treatment”). Parent and Purchaser hereby (i) adopt, and the Company acknowledges, this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Redomestication Intended Tax Treatment. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of Redomestication Merger for the Redomestication Intended Tax Treatment. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if Redomestication Merger is determined not to qualify for the Redomestication Intended Tax Treatment.

Section 2.10       Taking of Necessary Action; Further Action. If, at any time after the Redomestication Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Redomestication Merger Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

ACQUISITION MERGER

Section 3.01       Acquisition Merger. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date, in accordance with the applicable provisions of the Companies Act, Merger Sub shall be merged with and into the Company. Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Acquisition Merger (the “Surviving Corporation”) under the Companies Act and become a wholly owned subsidiary of Purchaser.

Section 3.02        Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with ARTICLE XII, the closing of the Acquisition Merger (the “Closing”) shall take place at the offices of Sichenzia Ross Ference, LLP on a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in ARTICLE X that are required to be satisfied prior to the Closing Date, or at such other place and time as the Company and the Parent Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall execute a plan of merger (the “Plan of Merger”) in form and substance acceptable to Purchaser and the Company, and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Merger with the Registrar in accordance with the provisions of the Companies Act. The Acquisition Merger shall become effective at the time when the Plan of Merger is registered by the Registrar in accordance with the Companies Act (the “Effective Time”).

Section 3.03        Board of Directors. Immediately after the Closing, the Surviving Corporation’s board of directors shall consist of six (6) directors, comprised of the current Company board members and one (1) additional director, to be designated by Sponsor. Sponsor’s designee shall be Dr. Suying Liu, or such other person agreed to between Sponsor and Company.

Section 3.04        Effect of the Acquisition Merger. At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub set forth in this Agreement to be performed after the Effective Time.

Section 3.05        Memorandum and Articles of Association of the Surviving Corporation. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the Memorandum and Articles of Association of Merger Sub shall become the Memorandum and Articles of Association of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

Section 3.06        Register of Members. At the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Ordinary Shares on the records of the Company.

Section 3.07        Rights Not Transferable. The rights of the Company Shareholders as of immediately prior to the Effective Time are personal to each such Company Shareholder and shall not be assignable or otherwise transferable for any reason (except (i) by operation of Law or (ii) in the case of a natural Person, by will or the Laws of descent and distribution). Any attempted transfer of such right by any Company Shareholder (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

Section 3.08        Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 3.09        Section 368 Reorganization. For U.S. Federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows the US. federal income tax treatment of the Merger), each of the parties intends that the Acquisition Merger will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Purchaser, Merger Sub and the Company is a party under Section 368(b) of the Code (the “Acquisition Intended Tax Treatment”). The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Acquisition Intended Tax Treatment. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Acquisition Merger for the Acquisition Intended Tax Treatment. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Acquisition Merger is determined not to qualify for the Acquisition Intended Tax Treatment.

Section 3.10        Transfers of Ownership. If any certificate for Purchaser Ordinary Shares is to be issued in a name other than that in which the Company Ordinary Share certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

ARTICLE IV

CONSIDERATION

Section 4.01        Conversion of Shares.

(a)        Conversion of Company Ordinary Shares.

(i)                 Effective as of immediately prior to the Effective Time, each Company Ordinary Share that is subject to vesting as of immediately prior to the Effective Time shall be accelerated in full.

(ii)              At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of Parent, Purchaser, Merger Sub, the Company or the Company Shareholders, each Company Ordinary Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, as defined below) (after giving effect to the acceleration of unvested Company Ordinary Shares in accordance with Section 4.01(a)(i). For avoidance of any doubt, each Company Shareholder will cease to have any rights with respect to its Company Ordinary Shares, except the right to receive its Pro Rata Share of the Aggregate Merger Consideration.

(b)        Share Capital of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time and held solely by the Purchaser will, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one ordinary share of the Surviving Corporation (and such share of the Surviving Corporation into which the one Merger Sub Ordinary Share is so converted shall be the only share of the Surviving Corporation that is issued and outstanding immediately after the Effective Time). The register of members of the Surviving Corporation shall be updated accordingly.

(c)        Treatment of Certain Company Shares. At the Effective Time, all Company Ordinary Shares that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries as of immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof.

(d)        Closing Statement. No earlier than five (5) Business Days and no later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Closing Statement”) in a form reasonably acceptable to Parent, which statement shall be certified as complete and correct by the Company’s most senior financial officer in his capacity as such and which shall accurately set forth, as of the Closing: (i) the names of each holder of Company Ordinary Shares; (ii) the number of Company Ordinary Shares held by each such holder as of immediately prior to the Closing; (iii) the portion of the Aggregate Merger Consideration, the Closing Date Merger Consideration, the (iv) the portion of the Closing Date Stock Merger Consideration; (v) a good faith estimate of the amount of all Indebtedness of the Company as of immediately prior to the Closing (the “Closing Company Indebtedness”); (vii) a good faith estimate of the amount of cash and cash equivalents of the Company as of 11:59 p.m. EST on the day immediately preceding the Closing Date (the “Closing Company Cash”). The Closing Statement shall include reasonably detailed schedules and supporting documentation indicating a calculation of the Aggregate Merger Consideration, the Closing Date Merger Consideration, the Closing Company Indebtedness, and the Closing Company Cash. The Company shall consider in good faith any comments provided by Parent with respect to the Closing Statement at least two (2) Business Days prior to the Closing Date.

(e)         No Liability. Notwithstanding anything to the contrary in this ARTICLE IV, none of the Company, Parent, the Shareholders’ Representative or the Surviving Company shall be liable to any Person for any amount properly paid in good faith to a public official pursuant to any abandoned property, escheat or similar Law.

(f)          Surrender of Certificates. All securities issued upon the surrender of Company Ordinary Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Ordinary Shares shall also apply to the Closing Payment Shares so issued in exchange.

(g)         Reserved.

(h)        Adjustments in Certain Circumstances. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, the outstanding Company Ordinary Shares or Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Company Ordinary Shares or Parent Common Stock, as applicable, will be appropriately adjusted to provide to Parent and the Company Shareholders the same economic effect as contemplated by this Agreement prior to such event.

(i)          No Further Ownership Rights in Shares. The Aggregate Merger Consideration paid or payable in respect of Company Ordinary Shares in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such Company Ordinary Shares, and from and after the Effective Time, no holder of Company Ordinary Shares shall have any ownership right in the Company and there shall be no further registration of transfers of Company Ordinary Shares on the register of members of the Surviving Company.

Section 4.02        Issuance of Merger Consideration.

(a)         No Issuance of Fractional Shares. No fractional Closing Payment Shares will be issued pursuant to the Acquisition Merger, and instead any such fractional share that would otherwise be issued will be rounded to the nearest whole share.

Section 4.03        Letters of Transmittal.

(a)         Concurrently with the Company’s delivery of the Shareholder Notice pursuant to Section 7.10(b), the Company shall deliver to each Company Shareholder a Letter of Transmittal in the form to be agreed between Parent and the Company (a “Letter of Transmittal”).

(b)         If a Company Shareholder did not receive its allocable portion of the Closing Date Stock Merger Consideration at the Closing pursuant to Section 4.01(a)(ii) because it did not deliver its Letter of Transmittal to Parent prior to the Closing, Parent shall deliver or cause to be delivered the same to such Company Shareholder within five (5) Business Days following Parent’s receipt of its Letter of Transmittal, such delivery to be made in the same manner as if being made pursuant to Section 4.01(a)(ii). Until a Company Shareholder has delivered its Letter of Transmittal to Parent, its Company Ordinary Shares (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive its allocable portion of the Closing Date Stock Merger Consideration at the Closing pursuant to Section 4.01(a)(ii). No interest shall be paid or shall accrue upon any Closing Date Merger Consideration.

(c)         If any portion of the Closing Date Stock Merger Consideration is to be paid to a Person other than the Person in whose name the applicable Company Ordinary Shares are registered, it shall be a condition to such payment that (i) Parent be provided with reasonable evidence of the transfer of such Company Ordinary Shares to such Person, and (ii) the Person requesting such payment shall pay to Parent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Company Ordinary Shares or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not payable.

Section 4.04        Withholding. Parent, Purchaser, Merger Sub and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement, any amounts required to be deducted and withheld under the Code, or any provision of any federal, state, local or foreign Tax Law. Parent, Purchaser or Merger Sub (as applicable) shall use commercially reasonable efforts to (a) give, or cause the applicable withholding agent to give, advance written notice to the Shareholders’ Representative of the intention to make any such deduction or withholding (except in the case of any withholding required as a result of a failure to deliver the certificate described in Section 4.03(b), any withholding required as a result of a failure to deliver an applicable Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 that has been requested by Parent, Purchaser, Merger Sub or any applicable withholding agent, or any withholding on compensatory payments made in connection with this Agreement) which notice shall include the basis for the proposed deduction or withholding, and (b) provide the relevant Company Shareholders with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from such deduction or withholding under applicable Law. Any amounts so withheld shall be timely and properly paid over to the appropriate Tax Authority by Parent, Purchaser, Merger Sub or the applicable withholding agent. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 4.05       Dissenters Rights. Notwithstanding any provision of this Agreement to the contrary, including Section 4.01(a), Company Ordinary Shares issued and outstanding immediately prior to the Effective Time (other than Company Ordinary Shares to be cancelled and retired in accordance with Section 4.01(a)(i)) and held by a Company Shareholder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Company Ordinary Shares in accordance with the Companies Act (such shares being referred to collectively as the “Dissenting Shares” until such time as such Company Shareholder fails to perfect or otherwise loses such Company Shareholder’s appraisal rights under the Companies Act with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted pursuant to the Companies Act (but, for avoidance of doubt, Dissenting Shares shall be included as applicable in the calculation of Company Shareholder Collective Percentage and Company Shareholder Pro Rata Share); provided, however, that if, after the Effective Time, such Company Shareholder fails to perfect, withdraws or loses such Company Shareholder’s right to appraisal pursuant to the applicable Cayman Islands laws or if a court of competent jurisdiction shall determine that such Company Shareholder is not entitled to the relief provided by the Companies Act and all applicable Cayman Islands laws, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Aggregate Merger Consideration, if any, to which such Company Shareholder is entitled pursuant to Section 4.01(a), without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Company Ordinary Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Companies Act that relates to such demand, and Parent shall be consulted with respect to all material negotiations and proceedings with respect to such demand (and promptly notified of all other negotiations and proceedings with respect to such demand). After the Closing, Parent shall have the right to direct all negotiations and proceedings with respect to any such demands but shall meaningfully consult with the Shareholders’ Representative with respect thereto. Prior to the Closing, except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in corresponding section of the Company Disclosure Schedule or in any other section of the Company Disclosure Schedule if the application of the disclosure to such other section is reasonably apparent on the face of such disclosure, the Company represents and warrants to the Parent Parties, as of the date hereof and as of the Closing Date, as follows:

Section 5.01       Organization and Qualification. Except as set forth in Section 5.01 of the Company Disclosure Schedule: (i) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of Cayman Islands, (ii) the Company has all requisite power and authority to carry on its business as currently conducted by it and to own and make use of its assets as currently used, (iii) the Company is duly qualified to do business and is in good standing (or the equivalent thereof) in each jurisdiction where the ownership or operation of its assets or the operation or conduct of its business as currently conducted requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and (iv) the Company has made available to Parent prior to the date hereof correct and complete copies of the organizational documents of the Company in effect as of the date hereof and each such organizational document is in full force and effect, and the Company is in compliance in all material respects with its respective organizational documents.

Section 5.02        Authority and Enforceability.

(a)         The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the consummation of the Merger, to the passing of the Written Resolution, to consummate the transactions contemplated hereby. The Company has taken all requisite corporate actions to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and, subject, in the case of the consummation of the Merger, to the receipt of the Written Resolution to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b)        The Company has all requisite power and authority to execute and deliver the Ancillary Agreements to which it will be a party, to perform its obligations thereunder and, subject, in the case of the consummation of the Merger, to the receipt of the Written Resolution, to consummate the transactions contemplated thereby. The Company has taken all requisite corporate action to authorize the execution and delivery of the Ancillary Agreements to which it will be a party and the performance of its obligations thereunder and, subject, in the case of the consummation of the Merger, to the receipt of the Written Resolution, to consummate the transactions contemplated thereby. Each Ancillary Agreement, if and when executed by the Company upon the terms and subject to the conditions set forth in this Agreement, will be duly executed and delivered by the Company, as the case may be, and, assuming the due authorization, execution and delivery by each of the other parties thereto, each Ancillary Agreement will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(c)         The Company Board, by resolutions duly adopted, has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and has determined that this Agreement and such transactions are fair to and in the best interest of the Company and the Company Shareholders, (ii) directed that the adoption of this Agreement and approval of the Merger be submitted to the Company Shareholders for consideration and (iii) recommended that the Company Shareholders adopt this Agreement and approve the Merger. The Written Resolution is the only vote of the holders of capital stock or other equity interests of the Company necessary to adopt this Agreement and approve the Merger under the Companies Act and the Company’s organizational documents, each as in effect at the time of such adoption and approval. The Written Resolution, if obtained, shall be obtained upon delivery of the Written Resolution.

Section 5.03        Capital Structure.

(a)         Section 5.03(a)(i) of the Company Disclosure Schedule sets forth (i) all of the authorized shares or other equity interests of the Company and (ii) the number of shares of each class or other equity interests in the Company that are issued and outstanding, together with the record or beneficial owners thereof and whether such shares or other equity interests are subject to vesting or forfeiture. The shares or other equity interests of the Company have been duly authorized, are validly issued and are fully paid and non-assessable. The Company Ordinary Shares reflected on Section 5.03(a)(i) of the Company Disclosure Schedule are the only outstanding securities of the Company, all of which are uncertificated. Except for this Agreement, there are no preemptive or other outstanding rights, options, warrants, subscriptions, puts, calls, conversion rights or agreements or commitments of any character (including any Shareholder rights plan or similar plan commonly referred to as a “poison pill”) relating to the authorized and issued, unissued or treasury shares of capital stock, or other equity or voting interests, of the Company, and the Company is not committed to issue any of the foregoing. The shares or other equity interests of the Company have not been issued in violation of any applicable Laws or the organizational documents of the Company. The Company does not have any debt securities outstanding that have voting rights or are exercisable or convertible into, or exchangeable or redeemable for, or that give any Person a right to subscribe for or acquire, shares or other equity interests of the Company. There are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any shares or other equity interests of the Company. There are no shares or other equity or voting interests of the Company reserved for issuance. The Company has not issued any shares of capital stock or other equity or voting interests under the Company Incentive Plan. Except as set forth on Section 5.03(a)(ii) of the Company Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the shares of, or other equity or voting interests in, the Company.

(b)        The Company does not own, directly or indirectly, any capital stock or other equity or voting interest of any Person, does not have any direct or indirect equity or ownership interest in any business and is not a member of or participant in any partnership, joint venture or other entity (other than, in each case, assets acquired for investment purposes in the ordinary course of business consistent with past practice). Except as set forth in Section 5.03(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. There are no irrevocable proxies, voting trusts or other agreements to which the Company is a party with respect to any shares of, or other equity or voting interests in, the Company. There are no restrictions that prevent or restrict the payment of dividends or other distributions by the Company other than those imposed by Law.

(c)         The capital and organizational structure of each VIE Entity are valid and in full compliance with the applicable Laws of the People’s Republic of China (“PRC Laws”). Except as set forth in Section 5.03(c), of the Company Disclosure Schedule, the registered capital of each VIE Entity has been fully paid up in accordance with the schedule of payment stipulated in its organizational documents, approval documents, certificates of approval and legal person business license (collectively, the “PRC Establishment Documents”) and in compliance with applicable PRC Laws. The PRC Establishment Documents of each VIE Entity has been duly approved and filed in accordance with the PRC Laws and are valid and enforceable. To the knowledge of the Company, there are no disputes, controversies, demands or claims as to equity securities of each VIE Entity. The business scope specified in the PRC Establishment Documents complies in all material respects with the requirements of all applicable PRC Laws, and the operation and conduct of business by, and the term of operation of the VIE Entity in accordance with the PRC Establishment Documents is in compliance in all material respects with applicable PRC Laws.

Section 5.04       Governmental Filings and Consents. No consents, approvals, authorizations or waivers of, or notices or filings with, any Governmental Authority are required to be made or obtained by the Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Company, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, except for (a) consents, approvals, authorizations, waivers, notices and filings set forth in Section 5.04 of the Company Disclosure Schedule, (b) the filing of the Plan of Merger (and other documents required by the Companies Act) in accordance with the relevant provisions of the Cayman Companies Act, (c) the filing with the SEC and declaration of effectiveness of the Registration Statement in which the Closing Date Stock Merger Consideration is registered and (d) such other consents, approvals, authorizations, waivers, notices and filings the failure of which to be made or obtained individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.05        No Violations. Assuming the consents, approvals, authorizations, waivers, notices and filings referred to in Section 5.04 are obtained or made and except as set forth in Section 5.05 of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by the Company, the performance of its obligations hereunder and thereunder and, subject, in the case of the consummation of the Merger, to the receipt of the Written Resolution, the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Company, (b) conflict with or result in a violation or breach of any provision of any Law or Permit applicable to the Company, (c) require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or material breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Company Material Contract or (d) result in the creation or imposition of any material Encumbrance, other than Permitted Encumbrances, on any material properties or assets of the Company.

Section 5.06        Financial Statements; No Undisclosed Liabilities.

(a)         Section 5.06(a) of the Company Disclosure Schedule contains copies of (i) the unaudited balance sheet of the Company as of December 31, 2019, December 31, 2020 and the related statements of operations and cash flows for the fiscal years then ended (collectively, the “Company Financial Statements”). The Company Financial Statements (A) except as set forth in Section 5.06(a) of the Company Disclosure Schedule, have been prepared in accordance with GAAP applied on a consistent basis for the respective periods referred to in the Company Financial Statements, (B) have been derived from the books and records of the Company and (C) present fairly, in all material respects, the financial position of the Company as of the respective dates and for the respective periods referred to in the Company Financial Statements, subject to normal, year-end audit adjustments (none of which will be material) and the absence of footnotes and other presentation items.

(b)         Except as set forth on Section 5.06(b) of the Company Disclosure Schedule, the Company has no Liabilities that would be required by GAAP, applied on a basis consistent with the Company Financial Statements, to be reflected or reserved against in a balance sheet prepared as of the date hereof, other than Liabilities (i) that are reflected or reserved against in the Company Financial Statements, (ii) incurred since December 31, 2020 in the ordinary course of business, (iii) that are not, individually or in the aggregate, material to the Company or (iv) incurred after the date hereof as permitted or contemplated by this Agreement (including Section 7.01).

Section 5.07        Absence of Certain Changes. Since December 31, 2021, through the date of this Agreement, except as set forth on Section 5.07 of the Company Disclosure Schedule, (a) the business of the Company has been operated in the ordinary course of business, (b) no Company Material Adverse Effect has occurred, and, to the Knowledge of the Company, no event, change, circumstance, effect, development, condition or occurrence exists or has occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to have a Company Material Adverse Effect and (c) the Company has not taken any action or failed to take any action that, if taken or failed to have been taken after the date hereof, would have resulted in a breach of Section 7.01.

Section 5.08        Compliance with Laws; Permits.

(a)         Except as set forth on Section 5.08(a) of the Company Disclosure Schedule, the Company is, and since August 28, 2020 has been, in compliance in all material respects with all applicable Laws. The Company has not received, since August 28, 2020, any written or, to the Knowledge of the Company, oral notice from any Governmental Authority regarding any actual or alleged material violation of, or material failure on the part of the Company to comply with, any applicable Law.

(b)         Except as set forth on Section 5.08(b) of the Company Disclosure Schedule, the Company holds and maintains in full force and effect, and since August 28, 2020 has held and maintained in full force and effect, all Permits required to conduct its business in the manner and in all such jurisdictions as it is currently conducted under and pursuant to all applicable Laws. The Company is, and since August 28, 2020 has been, in compliance in all material respects with all such Permits. The Company has not received, since August 28, 2020 any written or, to the Knowledge of the Company, oral notice from any Governmental Authority regarding any actual or alleged violation of, or failure on the part of the Company to comply with, any term or requirement of any such Permit, or, to the Knowledge of the Company, any pending or threatened investigation thereof.

(c)         Neither the Company nor any of its directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation in connection with the business of the Company. Neither the Company nor any of its officers, directors or employees is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

Section 5.09        Litigation; Governmental Orders.

(a)        Except as set forth on Section 5.09 of the Company Disclosure Schedule, there is no Action or claim pending or, to the Knowledge of the Company, threatened, or, any governmental investigation pending or to the Knowledge of the Company, threatened by, against or involving the Company or any of its properties or assets.

(b)        The Company is not subject to any Governmental Order which, individually or in the aggregate, has had and would reasonably be expected to have a Company Material Adverse Effect.

Section 5.10        Taxes.

(a)         (a)    (i) All income and other material Tax Returns required to be filed by or on behalf of the Company have been timely filed (taking into account any extensions of time within which to file), (ii) all such Tax Returns are true, correct and complete in all material respects and (iii) all income and other material Taxes (whether or not shown as due on such Tax Returns) have been fully and timely paid.

(b)         The Company has complied with all applicable Tax Laws with respect to the withholding of Taxes (including reporting and recordkeeping requirements related thereto) and has duly and timely withheld and paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.

(c)         The Company does not have any liability for Taxes of any Person (other than the Company) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or (iii) as a transferee or successor, by Contract, by operation of Law or otherwise (other than Taxes of the Company).

(d)         No Encumbrances for Taxes have been filed against the Company, except for Permitted Encumbrances.

(e)         No Tax Return related to income or other material Taxes of the Company is under audit or examination by any Tax Authority, and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending, threatened, proposed (tentatively or definitely) or contemplated against, or regarding, any income or other material Taxes of the Company, and no Tax Authority has proposed, assessed or asserted in writing any material deficiency with respect to Taxes against the Company with respect to any Tax period for which the period of assessment or collection remains open.

(f)          No jurisdiction in which the Company does not currently file Tax Returns has claimed that the Company is, or may be, subject to taxation by that jurisdiction or required to file such Tax Returns. The Company has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled.

(g)         No written waiver of or agreement to extend any statute of limitations relating to Taxes for which the Company is liable and that remains in effect has been granted or requested.

(h)         The unpaid Taxes of the Company (i) do not, as of the most recent Company Financial Statements, exceed the reserve for Tax-related Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Company Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(i)          The Company is not required to make any adjustment (nor has any Tax Authority proposed in writing any such adjustment) pursuant to Section 481 of the Code, or any similar provision of applicable Law, for any period on or after the Closing Date as a result of a change in accounting method. The Company is not required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of Tax Law) executed on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount (other than insurance premiums on policies written by the Company) received on or prior to the Closing Date, (v) election under Section 965(h) of the Code, (vi) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (vii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(j)          The Company is not, nor has it ever been, a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or foreign Law (other than a group all of the members of which consisted of the Company).

(k)         The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(l)          Except as set forth in Section 5.10(l) of the Company Disclosure Schedule, the Company has not requested, applied for, or sought any relief, assistance or benefit with respect to Taxes from any Governmental Authority under any COVID-19 Legislation other than to file amended Tax Returns or similar claims for the refund of Taxes.

(m)        The Company is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology among the Company. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company is arm’s-length prices for purposes of all applicable transfer pricing laws, including Section 482 of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).

(n)        The Company has not taken or agreed to take any action that would reasonably be expected to prevent the Acquisition Merger from qualifying for the Acquisition Intended Tax Treatment. The Company does not have any knowledge of any fact or circumstance that would reasonably be expected to prevent the Acquisition Merger from qualifying for the Acquisition Intended Tax Treatment.

Section 5.11        Employee Benefits.

(a)         Section 5.11(a) of the Company Disclosure Schedule (i) sets forth a list of each Company Benefit Plan and (ii) identifies each material Company Benefit Plan that is sponsored or maintained by the Company, as applicable.

(b)        The Company has made available to Parent prior to the date hereof with respect to each Company Benefit Plan a copy of (i) the plan document (including all amendments thereto) governing such Company Benefit Plan or, if such plan is not in writing, a written description of such Company Benefit Plan, (ii) the most recent determination, advisory or opinion letter received from the IRS, to the extent applicable, (iii) the most recent Federal Form 5500 series (including all schedules thereto) filed with respect thereto, to the extent applicable, (iv) the ERISA summary plan description currently in effect and all summaries of material modifications thereto, (v) the most recent financial statements and actuarial or other valuation reports prepared with respect to each funded Company Benefit Plan, and (vi) all material non-routine correspondence to and from any Governmental Authority in the past three years. The Company does not have any express or implied commitment to create any employee benefit plan, program or arrangement or to modify, amend or terminate any Company Benefit Plan.

(c)         Each Company Benefit Plan has been maintained, operated, and administered in compliance in all material respects with its terms and applicable Law. All contributions required to be made with respect to each Company Benefit Plan have been timely made and deposited and all material reports, returns, notices and similar documents required to be filed with any Governmental Authority or distributed to any Company Benefit Plan participant or beneficiary have been timely filed or distributed.

(d)         Other than claims for benefits made in the ordinary course of business, there is no Action pending or, to the Knowledge of the Company, threatened against or involving any Company Benefit Plan, the assets of any Company Benefit Plan or the Company or the plan administrator or any fiduciary of the Company Benefit Plans with respect to the operation of such Company Benefit Plans. No Company Benefit Plan is, or within the last six (6) years has been, the subject of an examination or audit or, to the Knowledge of the Company, investigation, by a Governmental Authority, or is, within the last three (3) years has been, the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(e)         Each Company Benefit Plan intended to be tax qualified under the applicable Chinese tax provisions is so qualified and, to the Knowledge of the Company, no event has occurred or condition exists that would reasonably be expected to adversely affect the tax qualification of such Company Benefit Plan.

(f)          Neither the Company nor any Company ERISA Affiliate sponsors, maintains or contributes to, or is obligated to contribute to, or has ever sponsored, maintained or contributed to, or had an obligation to contribute to, or has any Liability with respect to a plan that is: (i) subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA; (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. The Company does not have any current or contingent liability or obligation with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person. The Company does not have any current or contingent Liability arising under Title IV of ERISA, and no event has occurred or condition exists that would reasonably be expected to give rise to such Liability. No Company Service Provider is or may become entitled under any Company Benefit Plan to receive health, life insurance or other welfare benefits (whether or not insured), beyond their retirement or other termination of service, other than health continuation coverage as required by Section 4980B of the Code or similar state Law.

(g)        With respect to each Company Benefit Plan, (i) the Company has not engaged in, and, to the Knowledge of the Company, no other Person has engaged in, any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in a material Liability to the Company, and (ii) neither the Company nor, to the Knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA), has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.

(h)        The execution and delivery of this Agreement and the Ancillary Agreements by the Company, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (either alone or in combination with any other event) (i) entitle any Company Service Provider to severance pay, unemployment compensation or any other similar termination payment, (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such Company Service Provider, (iii) increase any benefits under any Company Benefit Plan, (iv) result in the forgiveness of any Indebtedness of any Company Service Provider, (v) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), or (vi) the application of any limitation or restriction on the ability of the Company to amend or terminate any Company Benefit Plan.

(i)          The Company does not have any obligation to gross-up, indemnify or otherwise reimburse any Company Service Provider for any Tax incurred by such individual under Section 409A or 4999 of the Code.

(j)          Except as set forth on Section 5.11(k) of the Company Disclosure Schedule, the Company has not used the services of workers provided by third-party contract labor suppliers, temporary employees, “leased employees” within the meaning of Section 414(n) of the Code or individuals who have provided services as independent contractors in a manner that would reasonably be expected to result in the disqualification of any Company Benefit Plan or the imposition of penalties or excise taxes with respect to any Company Benefit Plan by the Internal Revenue Service, the Department of Labor or any other Governmental Authority.

Section 5.12        Employee Matters.

(a)         Section 5.12(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the employees of the Company as of the date hereof (the “Company Employees”) and the following information for each such employee as of the date hereof: (i) name, (ii) geographic location (including city, state and country), (iii) employing legal entity, (iv) active or leave status (and, if on leave, the nature of the leave and the expected return date) and (v) compensation.

(b)         Section 5.12(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all natural persons that have a consulting, independent contractor or advisory relationship with the Company as of the date hereof (excluding attorneys, financial advisors, accountants and similar professionals), including with respect to such natural persons: (i) the engagement date, (ii) a general description of the services provided, (iii) the term of such services and (iv) an indication as to whether the Company has a fully executed confidentiality and intellectual property assignment agreement (or a similar agreement) on file.

(c)         (i) The Company is not party to or bound by any Collective Bargaining Agreement or other similar labor agreement with respect to any Company Employees, (ii) no Company Employees are covered by any Collective Bargaining Agreement or other similar labor agreement or represented by any labor or trade union, works council or other employee representative body, in each case, with respect to their employment with the Company, (iii) to the Knowledge of the Company, there has not been any labor organizing activity or demand for recognition or certification by or with respect to any Company Employees and (iv) there have not been any, and there are no pending or, to the Knowledge of the Company, threatened, (A) labor disputes involving the Company, or (B) unfair labor practice charges, strikes, slowdowns or work stoppages by or with respect to any Company Employees.

(d)         Except as set forth in Section 5.12(d) of the Company Disclosure Schedule, the Company is, and has been, in compliance in all material respects with all applicable local, state, federal and foreign Laws relating to labor, employment and compensation. The Company has not received written or oral notice of any pending or, to the Knowledge of the Company, threatened Action with respect to or relating to alleged noncompliance by the Company with any applicable local, state, federal or foreign Laws relating to employment or compensation. With respect to Company Service Providers, the Company: (x) has withheld and reported in all material respects all amounts required by Law or by Contract to be withheld and reported with respect to wages, fees, salaries and other payments to such persons, (y) is not liable for any material arrears of wages, fees, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (z) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for such persons (other than routine payments to be made in the normal course of business and consistent with past practice). The Company does not have direct or indirect Liability with respect to any misclassification of any person as an independent contractor or consultant rather than as an employee, with respect to any employee leased from another employer or with respect to any current or former Company Employee classified as exempt from overtime wages.

(e)         The Company is not party to a settlement agreement that involves allegations relating to sexual harassment, sexual misconduct or discrimination by a Company Service Provider. To the Knowledge of the Company, no allegations of sexual harassment, sexual misconduct or discrimination have been made against any Company Service Provider in their capacity as such and no such harassment, misconduct or discrimination has occurred (whether or not allegations have been made).

(f)          To the Knowledge of the Company, no Company Service Provider is in violation of any material term of any employment agreement, nondisclosure agreement, consulting agreement, independent contractor agreement, non-competition agreement, non-solicitation agreement or other agreement containing similar restrictive covenant obligations, in each case: (i) with or to the Company or (ii) with a former employer or hiring entity of any such person relating (A) to the right of any such person to be employed or engaged by the Company or (B) to the knowledge or use of trade secrets or proprietary information.

Section 5.13        Intellectual Property.

(a)         Section 5.13(a)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, (i) all registered and applied-for Company IP (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, if applicable, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (D) the issuance, registration or application numbers and dates and (ii) all material Company Software. Section 5.13(a)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of each Contract pursuant to which the Company is obligated to pay any royalties, fees, commissions or other amounts to any other Person upon or solely for the use of any Company IP, which royalties, fees, commissions or other amounts are payable in connection with the provision or distribution of a Company Product to a third party. Except as set forth on Section 5.13(a)(iii) of the Company Disclosure Schedule, the Company exclusively owns all Company IP, free and clear of all Encumbrances (other than Permitted Encumbrances), without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company IP, except for fees and costs payable to file, apply for, register, patent or maintain Company Registered IP. All Company Registered IP is subsisting and (excluding applications for registration) is valid and enforceable.

(b)        The Company has a valid and enforceable license to use all material Intellectual Property. The “Material Inbound Licenses” refer to all of the licenses, sublicenses and other agreements or permissions for material third-party Intellectual Property necessary to operate the business of the Company as presently conducted. The Company has performed in all material respects all obligations imposed on it in the applicable Company IP Licenses, has made all payments required under the applicable Company IP Licenses to date, and the Company is not in breach or default thereunder. The Company is not a party to any Contract pursuant to which any Intellectual Property is exclusively licensed by or to the Company.

(c)         No Action is pending or, to the Knowledge of the Company, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, exploit, license or sublicense any Intellectual Property. The Company has not received any written or, to the Knowledge of the Company, oral, notice or claim asserting that any Infringement of the Intellectual Property of any other Person in material respects is or may be occurring or has or may have occurred, in each case, as a consequence of the business activities of the Company. To the Knowledge of the Company, no Infringement or similar claim or Action is, or has in the past been, threatened against any Person who is entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to any such claim or Action, and the Company has not received written notice or, to the Knowledge of the Company, any other communication requesting, claiming, or demanding any of the foregoing with respect to any such claim or Action. There are no Governmental Orders to which the Company is a party or is otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Company IP or any other Intellectual Property used or held for use in the business of the Company, (ii) restrict the conduct of the business of the Company in any material respects in order to accommodate a third party’s Intellectual Property, or (iii) grant any third party any right with respect to any Intellectual Property used or held for use in the business of the Company. To the Knowledge of the Company, the Company is not currently Infringing, and has in the past not Infringed, any Intellectual Property of any other Person in any material respect. To the Knowledge of the Company, no third party is Infringing any Company IP in any material respect.

(d)        All current and former founders, employees, consultants and independent contractors who created any Intellectual Property included in any Company Product or otherwise material to the business of the Company (each, a “Contributor”) have executed a valid written agreement (substantially in the form of the templates of written Contracts provided by the Company to Parent) that assigned to the Company all of such Contributor’s right, title and interest in and to the Intellectual Property arising from the services performed for or within the scope of employment with the Company by such Persons. No Contributors have made any claims to the Company claiming any ownership interest in any Company IP.

(e)         The Company has taken reasonable measures to protect and maintain the secrecy and confidentiality of all material Trade Secrets and confidential information owned or held by the Company. To the Company’s Knowledge, there has not been any disclosure of any material Trade Secret of the Company (including any such information of any other Person disclosed in confidence to the Company) to any Person in a manner that has resulted or is likely to result in the loss of such Trade Secret or other rights in and to such information.

(f)          No funding, facilities or personnel of any Governmental Authority, university or research center were used, directly or indirectly, to develop, create, or reduce to practice, in whole or in part, any Company IP, and no Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center owns or otherwise holds, or has the right to obtain, any ownership rights to any Company IP. The Company is not now, and has never been, a member or promoter of, or a contributor to, any industry standards body or any similar organization, in each case that requires or obligates the Company to grant or offer to any other Person any license or other right to any Company IP.

(g)         The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in: (i) the breach, material modification, cancellation, termination, or suspension or acceleration of any payments by the Company under any Contract relating to Intellectual Property, (ii) incremental loss of Intellectual Property rights, or (iii) release of source code for Company Software. Following the Closing, the Company shall be permitted to exercise all of the Company’s rights under the Company IP Licenses to the same or similar extent that the Company would have been able to exercise had the transactions contemplated by this Agreement and the Ancillary Agreements not occurred, without the payment of any additional amounts or consideration in respect of the Company IP Licenses other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

(h)         Section 5.13(h) of the Company Disclosure Schedule accurately and completely describes each form of User Agreement (including all versions thereof) in effect since the incorporation of the Company, and identifies, with respect to each User Agreement, the period of time during which such User Agreement was or has been in effect. Each User Agreement: (i) is binding and enforceable with respect to each and every user of each applicable Company Product (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), and (ii) will remain in full force and effect after the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(i)          Except as set forth in Section 5.13(k) of the Company Disclosure Schedule, none of the Company Products (i) contains any bug, defect, or error that adversely affects the use, functionality, or performance of such Company Products, or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Products, in each case of clauses (i) and (ii), that would prevent end-users from accessing or using Company Products as intended in any material respect.

Section 5.14        IT Systems.

(a)        The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Company as currently conducted. The Company has not experienced any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems. The Company is taking commercially reasonable measures to provide for the back-up and recovery of the material data and information necessary to the conduct of the business of the Company (including such data and information that is stored on magnetic or optical media in the ordinary course).

(b)         None of the Company Software or Company IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious Software or device designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such Software or device is stored or installed or (ii) damaging or destroying any data or file without the user’s consent.

(c)         Except as set forth on Section 5.14(c) of the Company Disclosure Schedule, the Company maintains business continuity and disaster recovery plans that are adequate to ensure that the Company IT Systems can be operated, replaced, or substituted without material disruption to the conduct of the Company’s business as currently conducted.

Section 5.15        Material Contracts.

(a)         Section 5.15(a) of the Company Disclosure Schedule sets forth a list of all Contracts (other than any Company Benefit Plan) which are in effect as of the date hereof and which the Company is a party or by which the Company or its businesses, properties or assets are bound that meet any of the following criteria (each, together with each User Agreement, a “Company Material Contract”):

(i)                 calls for the payment, reimbursement or offset by or on behalf of the Company in excess of $200,000 per annum, or the delivery by the Company of goods or services with a fair market value in excess of $200,000 per annum.

(ii)                contains covenants (A) limiting in any material respect the ability of the Company to compete or operate in any line of business or geographical area or provide any products or services of or to any other Person, (B) obligating the Company to conduct any business on an exclusive basis with any Person or (C) providing the counterparty thereto with “most favored nation,” rights of first refusal or offer or similar rights;

(iii)               was entered into in connection with the acquisition or disposition by the Company of any business or the shares, capital stock or other ownership interests of any other Person and (A) under which there are any material ongoing obligations or (B) which acquisition is not yet complete;

(iv)               contains material earn-out or deferred or contingent payment obligations of or for the benefit of the Company that remain outstanding;

(v)               contains any option, warrant, call, subscription or other right, agreement, arrangement or commitment to acquire any business or the shares, capital stock or other ownership interests of any other Person;

(vi)               was entered into with any Governmental Authority;

(vii)              relates to any Indebtedness of the Company;

(viii)             contains licenses, sublicenses and other agreements or permissions, under which the Company is a licensee or otherwise is authorized to use or practice any material Intellectual Property of a third party,

(ix)               relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property Rights of the Company;

(x)               pursuant to which the Company has granted to any third party any license, right, immunity or authorization to use or otherwise exploit any Company IP, excluding the User Agreements set forth on Section 5.13(h) of the Company Disclosure Schedule and Immaterial Licenses (“Material Outbound Licenses”);

(xi)                pursuant to which the Company has (A) acquired from any third party any ownership right to any Intellectual Property or (B) transferred to any third party any ownership right to any Intellectual Property;

(xii)               is a Company Intercompany Agreement;

(xiii)             was entered into outside of the ordinary course of business and requires the Company to indemnify any Person in respect of third-party claims;

(xiv)             relates to the settlement of any dispute under which the Company has ongoing monetary obligations in excess of $200,000 or material non-monetary obligations after the date hereof;

(xv)               is a Contract between a Company Service Provider and the Company (but excluding Contracts that are excluded from the definition of Company Intercompany Agreement);

(xvi)              relates to secrecy, confidentiality and nondisclosure agreements substantially limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area;

(xvii)            providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xviii)            relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(xix)              relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the Organizational Documents of the Company);

(xx)           with or pertaining to the Company to which any Company Shareholder is a party;

(xxi)              relating to material property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Chinese Leases); and

(xxii)             creates any partnership, joint venture, limited liability company or similar arrangement.

(b)        Each Company Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, each other party thereto, in accordance with its terms and, unless terminated by the other parties thereto or expired in accordance with the terms of such Company Material Contract following the date hereof, is in full force and effect, subject to the Enforceability Exceptions, and the Company is not, and, to the Knowledge of the Company, no other party thereto is in default beyond the expiration of applicable notice or cure periods in the performance, observance or fulfillment of any obligation, covenant or condition contained in each of the Company Material Contracts (and the Company has not received any written notice alleging any such default).

(c)         The Company has made available to Parent copies of each Company Material Contract.

Section 5.16        Real Property.

(a)         Section 5.16(a) sets forth a list of real properties owned by the Company, under its own name or through its Subsidiaries.

(b)        Except for the leases set forth on Section 5.16(b) of the Company Disclosure Schedule (such lease, the “Chinese Leases”), the Company does not lease, sublease or license any other real property. The Chinese Leases are valid and binding obligations of the Company and, to the Knowledge of the Company, the other party thereto, in accordance with their terms and, unless terminated by the other party thereto or expired in accordance with the terms thereof following the date hereof, are in full force and effect, subject to the Enforceability Exceptions, and neither the Company nor, to the Knowledge of the Company, the other party thereto is in default beyond the expiration of applicable notice or cure periods in the performance, observance or fulfillment of any obligation, covenant or condition contained therein (and the Company has not received any written notice alleging any such default).

Section 5.17        Insurance. Except as set forth on Section 5.17 of the Company Disclosure Schedule, the Company has not maintained any other policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability or other casualty and property insurance. The Company has not suffered any material loss for which it has been required to self-insure as a result of not maintaining any such policies.

Section 5.18        Data Protection and Cybersecurity. For the purposes of this Section 5.18, the terms “processing” (and its cognates) and “sell” shall have the meaning given to them in the CCPA.

(a)         The Company complies and has complied at all times in all material respects with (i) all applicable Data Protection Laws, (ii) all obligations or restrictions concerning the privacy, security or processing of Personal Information imposed under any Contract to which the Company is a party to or otherwise bound, and (iii) the Company’s own Company Data Protection Policies. As required by applicable Data Protection Laws, the Company has (A) implemented appropriate policies, notices, logs, and procedures in relation to its processing, retention, protection, and transfer of Personal Information (“Company Data Protection Policies”) and carried out regular staff training, testing, audits or other mechanisms that ensure and monitor compliance with such Company Data Protection Policies, (B) maintained and kept up-to-date records of all its Personal Information processing activities, and (C) obtained all appropriate consents, approvals and/or authorization to process and transfer such Personal Information lawfully, including in relation to the placement of cookies or similar technologies on the devices of users of the Company’s websites.

(b)         The Company has implemented and maintained technical and organizational measures intended to protect Personal Information and other sensitive, proprietary or confidential Company data relating to the business of the Company against unauthorized access and exfiltration, theft, or disclosure, as monitored through regular external penetration tests and vulnerability assessments (including by remediating any and all material identified vulnerabilities) in accordance with industry standard.

(c)         The Company has not (i) suffered or discovered any actual data breach or security incident involving unauthorized access, use, disclosure, loss, denial, disruption, alteration, destruction, compromise, unauthorized processing, or intrusion into the Company IT Systems or any Personal Information stored on or accessible from the Company IT Systems or, to the Knowledge of the Company, any other computer networks or systems containing sensitive, proprietary, or confidential data or Personal Information of the Company; (ii) been subject to or received any actual, pending, or threatened investigations, notices, claims, complaints, requests, correspondence or other communication from any Governmental Authority in relation to data processing, cybersecurity or Personal Information; (iii) received any actual, pending, or threatened claims from natural persons alleging any breach of Data Protection Laws or the exercise of their rights thereunder; (iv) been a party to any other Action relating to, any actual, alleged or suspected violation of any Data Protection Law involving Personal Information in the possession or control of the Company, or held or processed by any vendor, processor or other third party for or on behalf of the Company; or (v) experienced circumstances which could reasonably be expected to give rise to any of the consequences in (i) through (iv).

(d)        The Company does not sell any Personal Information.

(e)         The execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Company Data Protection Policies; (ii) violate any Data Protection Laws or (iii) require the consent of or notice to any Person concerning Personal Information.

Section 5.19        Fees to Brokers and Finders. Except as set forth on Section 5.19 of the Company Disclosure Schedule, the Company does not have any obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other similar intermediary in connection with the transactions contemplated by this Agreement.

Section 5.20        Sufficiency of Assets. As of the Closing Date, the assets, properties, Intellectual Property, Contracts and rights of the Company will constitute all of the assets, properties, Intellectual Property, Contracts and rights necessary to permit the Company to conduct its business immediately following the Closing in substantially the same manner as such business was conducted prior to the Closing.

Section 5.21        Affiliate Transactions. Except as set forth in Section 5.21 of the Company Disclosure Schedule, no Company Service Provider, Affiliate (which for purposes of this Section 5.21 shall include any Company Shareholder that owns more than 5% of the issued and outstanding Company Ordinary Shares) or “associate” or, to the Knowledge of the Company, members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of the Company (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer, independent contractor, Shareholder, or employee of the Company, (a) is involved, directly or indirectly, in any business arrangement or other relationship with the Company (whether written or oral) except for User Agreements, non-disclosure agreements, invention assignment agreements, independent contractor agreements and employment agreements terminable by either party at-will and without any severance or advance notice obligation on the part of the Company that is not otherwise required by Law, any Contracts in connection with the Company Ordinary Shares or other equity securities of the Company issued to such Related Person set forth on Section 5.03(a)(i) of the Company Disclosure Schedule and, (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by the Company or (c) is engaged, directly or indirectly, in the conduct of the business of the Company. In addition, to the Knowledge of the Company, no officer or employee of the Company has an interest in any Person that competes with the business of the Company in any market presently served by the Company (except for ownership of less than 1% of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market). For clarity, no disclosure will be required under this Section 5.21 as to the portfolio companies of any venture capital, private equity or angel investor in the Company.

Section 5.22        Banking Relationships. Section 5.22 of the Company Disclosure Schedule sets forth a complete and accurate description of all arrangements that the Company has with any banks, savings and loan associations, or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, letters of credit and certificates of deposit, or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company in respect of any of the foregoing.

Section 5.23        No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article III (as modified by the applicable sections of the Company Disclosure Schedule) or the Ancillary Agreements to which the Company or any Company Shareholder is party, none of the Company, any of its Affiliates or any Company Shareholder, nor any of its or their respective Representatives, makes or has made, and none of Parent or its Affiliates, nor any of its or their respective Representatives relies or has relied upon, any other representation or warranty on behalf of the Company or any Company Shareholder. The Company and each Company Shareholder expressly disclaims, and Parent expressly disclaims any reliance on, any other representation, warranty, projection, forecast, statement, or information made, and all other representations and warranties, whether express or implied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent SEC Reports (other than disclosures contained or referenced under the captions “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” and any other disclosures containing risks that are predictive, cautionary or forward-looking in nature), or any disclosure schedule or in any other section of the Parent disclosure schedules if the application of the disclosure to such other section is reasonably apparent on the face of such disclosure, Parent represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

Section 6.01        Organization and Qualification. Each of Parent, Purchaser and Merger Sub is a corporation or exempted company duly incorporated, validly existing and in good standing under the laws of the State of Delaware and Cayman Islands, respectively.

Section 6.02        Authority and Enforceability.

(a)         Each Parent Party has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each Parent Party has taken all requisite corporate action to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes the valid and binding obligation of each Parent Party, enforceable against each Parent Party in accordance with its terms, subject to the Enforceability Exceptions.

(b)         Each Parent Party has all requisite power and authority to execute and deliver the Ancillary Agreements to which it will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. Each Parent Party has, and prior to the Closing will have, taken all requisite corporate or other actions to authorize the execution and delivery of the Ancillary Agreements to which it will be a party, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby. Each Ancillary Agreement, if and when executed by the requisite Parent Party upon the terms and subject to the conditions set forth in this Agreement, will be duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties thereto, each Ancillary Agreement will constitute the valid and binding obligation of such Parent Party enforceable against such Parent Party in accordance with its terms, subject to the Enforceability Exceptions.

(c)         Parent’s board of directors (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, and (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of Parent, as applicable.

Section 6.03        SEC Reports, Financial Statements.

(a)         Parent has filed or otherwise furnished (as applicable) to the SEC all registration statements, prospectuses, forms, reports and other documents (including all exhibits, schedules and annexes thereto) required to be filed or furnished by it with the SEC since February 10, 2021 (such documents and any other documents filed by Parent with the SEC, as have been supplemented, modified or amended since the time of filing, including all information incorporated therein by reference, collectively, the “Parent SEC Reports”). Each of the Parent SEC Reports, at the time of its filing or being furnished, complied, or if not yet filed or furnished, will comply with the applicable requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act, and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Parent SEC Reports. As of their respective filing or furnishing dates (or, if supplemented, modified or amended since the time of filing or furnishing, as of the date of the most recent supplement, modification or amendment), none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding written comments from the SEC with respect to the Parent SEC Reports. To the Knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(b)         The financial statements (including all related notes and schedules thereto), contained in the Parent SEC Reports (or incorporated therein by reference) (the “Parent Financial Statements”) have been prepared in all material respects in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the results of operations, stockholders’ equity and cash flows for the periods then ended (subject, in the case of the unaudited Parent Financial Statements, to the absence of footnotes and normal year-end adjustments and to any other adjustments described therein).

Section 6.04        Governmental Filings and Consents. No consents, approvals, authorizations or waivers of, or notices or filings with, any Governmental Authority are required to be made or obtained by any Parent Party in connection with the execution and delivery of this Agreement and the Ancillary Agreements by any Parent Party, as applicable, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, except for (a) the filing with the SEC and declaration of effectiveness of the Registration Statement in which the Closing Date Stock Merger Consideration is registered, (b) the filings of the PM1 and the Plan of Merger and (c) such other consents, approvals, authorizations, waivers, notices and filings the failure of which to be made or obtained individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.05        No Violations. Assuming the consents, approvals, authorizations, waivers, notices and filings referred to in Section 6.04 are obtained or made, the execution and delivery of this Agreement and the Ancillary Agreements by Parent, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Parent, (b) conflict with or result in a violation or breach of any provision of any Law or Permit applicable to Parent, (c) require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or material breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract to which Parent is a party or (d) result in the creation or imposition of any material Encumbrance, other than Permitted Encumbrances, on any properties or assets of Parent, in the case of clauses (c) and (d) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.06        No Prior Operations. Purchaser and Merger Sub were formed solely for the purpose of effecting the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 6.07        Valid Issuance of Purchaser Ordinary Shares. The Purchaser Ordinary Shares issuable in connection with the Merger, when issued by Purchaser in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state securities Laws). Assuming (a) the accuracy of the representations and warranties of the Company Shareholders contained in the Support Agreement and (b) none of the Company, the Company Shareholders or any of their respective Affiliates has taken any action to prevent the issuance of Parent Ordinary Shares in the Acquisition Merger from being exempt from the registration requirements of applicable U.S. federal and state securities Laws, the issuance thereof will not violate or conflict with any provisions of applicable U.S. federal or state Law or the rules, regulations and policies of Nasdaq or any other applicable stock exchange or securities regulatory authority and will not be issued in contravention of any other Person’s rights therein or with respect thereto.

Section 6.08        Litigation. There is no Action or claim pending or, to the Knowledge of Parent, threatened, or, to the Knowledge of Parent, governmental investigation threatened or pending by, against or involving Parent or any of its properties or assets, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.09        Fees to Brokers and Finders. Except as set forth on Section 6.09 of the Parent Disclosure Schedule, Parent has no obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other similar intermediary in connection with the transactions contemplated by this Agreement.

Section 6.10        Redomestication Intended Tax Treatment. Parent has not taken or agreed to take any action that would reasonably be expected to prevent the Acquisition Merger from qualifying for the Acquisition Merger Intended Tax Treatment. Parent does not have any knowledge of any fact or circumstance that would reasonably be expected to prevent the Acquisition Merger from qualifying for the Intended Tax Treatment.

Section 6.11        No Other Representations and Warranties. Except for the representations and warranties expressly contained in this ARTICLE VI or in the Ancillary Agreements to which any Parent Party is party, neither Parent nor any of its Affiliates, nor any of its or their respective Representatives, makes or has made, and none of the Company, any of its Affiliates or any Company Shareholder, nor any of its or their respective Representatives relies or has relied upon, any other representation or warranty on behalf of any Parent Party. Each Parent Party expressly disclaims, and the Company and each Company Shareholder expressly disclaims any reliance on, any and all other representations and warranties, whether express or implied.

ARTICLE VII

COVENANTS

Section 7.01        Conduct of Business. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as otherwise expressly required by, and in accordance with, this Agreement, including the taking of actions and the consummation of the transactions contemplated hereby, as set forth in Section 7.01 of the Company Disclosure Schedule, as required by applicable Law or with the prior written consent of Parent (which consent shall not unreasonably be withheld, conditioned or delayed), the Company shall (x) conduct its business in the ordinary course of business, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and operations and maintain its relationships and goodwill with employees, contractors, customers, suppliers, Governmental Authorities and others having business relationships with the Company and (z) not (except if required by applicable Law):

(a)         (i) declare, set aside or pay any dividend or distribution on any shares, share capital or other equity interests or (ii) purchase, redeem or repurchase any shares of its capital stock or other equity interests;

(b)          issue, sell, pledge, transfer, dispose of or encumber any shares of its capital stock or other equity interests or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interests, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interests, or merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person without the written consent from Parent, excluding the private equity offering of the Company immediately before the consummation of the business combination transaction set forth herein which amount shall not exceed $51,000,000 and, for the avoidance of doubt, any capital stock or other equity interests issued in connection with such offering or between the date hereof and the Closing Date shall be converted into the right to receive the Merger Consideration which shall not be adjusted for any such issuance;

(c)         split, combine, subdivide or reclassify any of its capital stock or other equity interests;

(d)         (i) incur any Indebtedness, (ii) incur or accrue any trade payables or other liabilities (other than Indebtedness) outside the ordinary course of business, or (iii) waive any material claims or rights of, or cancel any debts to, and of, the Company;

(e)          amend (by merger, consolidation or otherwise) its organizational documents or cause those of any Subsidiary to be amended,(ii) form any Subsidiary or (iii) acquire an interest in a variable interest entity or increase the Company’s equity ownership in any of the VIE Entities;

(f)          voluntarily adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;

(g)         (i) purchase, sell, lease, exchange, pledge, encumber, issue or otherwise dispose of or acquire any property or assets outside the ordinary course of business, (ii) grant or take any other action that will result in the imposition of Encumbrance, other than Permitted Encumbrances, on any material property or assets of the Company, or (iii) make or incur any capital expenditure in excess of $50,000 individually or $200,000 in the aggregate or that are not contemplated by the Company’s capital expenditure budget previously provided to Parent;

(h)         (i)  amend or assign, renew or extend or terminate any existing Company Material Contract (including any User Agreement) (unless terminated by the other parties thereto or expired in accordance with the terms of such Company Material Contract), (ii) enter into any Contract that would be a Company Material Contract if in effect on the date hereof (other than a User Agreement on the terms in effect on the date hereof) or (iii) waive, release or assign any material rights or claims under any existing Company Material Contract;

(i)           (i) sell, transfer or license any Intellectual Property to any Person, other than non-exclusive licenses granted in the ordinary course of business pursuant to User Agreements or Immaterial Licenses, (ii) abandon, withdraw, dispose of, permit to lapse or fail to preserve any Company Registered IP, (iii) take any action that could reasonably be expected to trigger the release of source code of any material Company Software to any third party, or (iv) disclose any material Trade Secrets owned or held by the Company to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations;

(j)          pay, settle, release or forgive any Action or threatened Action, or waive any right thereto, in excess of $50,000 individually and $200,000 in the aggregate;

(k)         make any filings with any Governmental Authority relating to (i) the withdrawal or surrender of any license or Permit held by the Company or (ii) the withdrawal by the Company from any lines or kinds of business;

(l)          (i) make, revoke or amend any income or other material Tax election, (ii) enter into any closing agreement, settlement or compromise of any Tax-related Liability or refund, (iii) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax, (iv) file any request for rulings or special Tax incentives with any Tax Authority, (v) surrender any right to claim a Tax refund, offset or other reduction in Tax-related Liability, (vi) adopt or change any method of Tax accounting, (vii) file any Tax Return inconsistent with past practice, (viii) amend any Tax Return or (ix) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax;

(m)        other than as required by the terms of any Company Benefit Plan as in effect on the date hereof and listed on Section ___ the Company Disclosure Schedule, (i) grant or increase any severance, change in control, retention or termination pay of (or amend any existing severance, change in control, retention or termination pay arrangement with) any Company Service Provider, (ii) establish, enter into, adopt, renew, terminate, modify or amend any Company Benefit Plan (or any new arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement), (iii) take any action to accelerate the vesting or payment of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Benefit Plan, (iv) increase the compensation payable to any Company Service Provider, except increases in annual base salary or wage rate in the ordinary course of business to those current employees of the Company not to exceed ten percent (10%) with respect to any Company Service Provider, (v) grant any awards under any bonus, incentive, performance, equity or other compensation plan or arrangement or Company Benefit Plan or (vi) except as may be required by GAAP or applicable Law, change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(n)          (i) terminate the employment of any employee of the Company (other than terminations for cause, death or disability, as a result of a voluntary resignation of such employee or for cause (as determined in good faith by the Company)), (ii) hire any new employee or engage any consultant or independent contractor, (iii) waive the restrictive covenant obligations of any Company Service Provider, or (iv) implement any group layoffs or furloughs, whether temporary or permanent, with respect to any employee of the Company;

(o)          (i) modify, extend, or enter into any Collective Bargaining Agreement or (ii) recognize or certify any labor or trade union, works council, employee representative body, labor organization, or group of employees of the Company as the bargaining representative for any employees of the Company;

(p)         voluntarily terminate, cancel or materially modify or amend any insurance coverage maintained by the Company with respect to any material assets without, to the extent commercially reasonable to do so, replacing such coverage with a comparable amount of insurance coverage;

(q)         (i) acquire any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing or (ii) establish any Subsidiary, enter into any new lines of business or introduce any new material products or services;

(r)          change any of the material accounting, financial reporting or tax principles, practices or methods used by the Company, except as may be required in order to comply with changes in GAAP or applicable Law; or

(s)          enter into any Contract with respect to any of the foregoing. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 7.02        Access to Information; Confidentiality.

(a)         During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall use its commercially reasonable efforts to cause its Representatives to, afford Parent Parties and their Representatives who are bound by a confidentiality agreement reasonable access during normal business hours upon reasonable advance notice to (and, as applicable, the right to then inspect) all of the officers, directors, employees, books and records, Contracts and other documents and data of the Company as any Parent Party or any of their Representatives may reasonably request for the purpose of facilitating the consummation of the transactions contemplated hereby, including but not limited to the filing of the registration statement/proxy statement on Form F-4 with the SEC; provided, however, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets or violate any obligations with respect to confidentiality in any agreement with a third party or violate any applicable Law or (ii) to disclose information or materials protected by attorney-client, attorney work product or other legally recognized privileges or immunity from disclosure. In exercising its rights hereunder, each Parent Party shall conduct itself, and shall cause its Representatives to conduct themselves, so as not to unreasonably interfere in the conduct of the Company’s businesses. No investigation by any party or other information received by any party shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by any other party in this Agreement.

(b)         The parties each acknowledge that the information and access provided to it pursuant to this Section 7.02 shall be subject to the terms and conditions of the Confidentiality Agreement and all applicable Law. Effective as of the Closing, the Confidentiality Agreement shall cease to have any force or effect.

Section 7.03        Reasonable Best Efforts.

(a)         On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary or advisable under applicable Laws to consummate and make effective the Redomestication Merger, the Acquisition Merger and the other transactions contemplated hereby as promptly as practicable, including by using commercially reasonable efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Redomestication Merger and the Acquisition Merger set forth in ARTICLE XI, to obtain any necessary waivers, consents and approvals and to effect all necessary registrations and filings with Governmental Authorities and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Redomestication Merger, the Acquisition Merger and the other transactions contemplated by this Agreement.

(b)        Notwithstanding anything to the contrary herein, in connection with the exercise of any reasonable commercial efforts, commercially reasonable efforts or other standard of conduct pursuant to this Agreement, the Company shall not be required, in respect of any provision of this Agreement, to pay any extraordinary fees, expenses or other amounts to any Governmental Authority or any party to any Contract (excluding, for the avoidance of doubt, ordinary course fees and expenses of their respective attorneys and advisors), commence or participate in any Action or offer or grant any accommodation (financial or otherwise) to any third party, dispose of any assets, incur any material obligations or agree to any of the foregoing.

Section 7.04        Resignations. The Parent shall cause all of its directors (and similar persons) of the Company to resign from such directorship (or similar position) except Dr. Suying Liu, and all of its executive officers (and similar persons) of the Company to resign from their offices, in each case effective as of the Closing (collectively, the “Resignations”).

Section 7.05        SEC Filings.

(a)         The parties acknowledge that:

(i)          Purchaser’s shareholders and the Company Shareholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, Purchaser must call a special meeting of its shareholders requiring Purchaser to prepare and file with the SEC a Registration Statement on Form F-4 or Form S-4, as determined by the parties, which will contain a Proxy Statement/Prospectus (as defined in Section 7.14);

(ii)          the Parent Parties will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii)         the Parent Parties will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b)         In connection with any filing the Parent Parties make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company will, and will use its best efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their best efforts to (i) cooperate with the Parent Parties, (ii) respond to questions about the Company required in any filing or requested by the SEC, and (iii) provide any information requested by the Parent Parties in connection with any filing with the SEC.

(c)         The Company acknowledges that a substantial portion of the filings with the SEC and mailings to Parent’s shareholders with respect to the Proxy Statement/Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide the Parent Parties with such information as shall be reasonably requested by the Parent Parties for inclusion in or attachment to the Proxy Statement/Prospectus, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and its Shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company understands that such information shall be included in the Proxy Statement/Prospectus and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall cause its managers, directors, officers and employees to be reasonably available to the Parent Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company.

Section 7.06        Financial Information. By no later than March 15, 2022, the Company will deliver to the Parent Parties audited consolidated financial statements of the Company (including all subsidiaries and VIE Entities) as of and for the years ended December 31, 2020 and 2021, all prepared in conformity with U.S. GAAP under the standards of the PCAOB (the “Audited 2020/2021 Financial Statements”). The Audited 2020/2021 Financial Statements shall, among other things, be (i) prepared from the Books and Records of the Company; (ii) prepared on an accrual basis in accordance with U.S. GAAP; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Audited 2020/2021 Financial Statements will be complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company will provide additional financial information as reasonably requested by the Parent Parties for inclusion in any filings to be made by the Parent Parties with the SEC. If reasonably requested by the Parent Parties, the Company shall use its reasonable best efforts to cause such information reviewed or audited by the Company’s auditors.

Section 7.07        Intercompany Agreements and Accounts. Except as set forth in Section 7.06 of the Company Disclosure Schedule, (a) all Company Intercompany Agreements shall be terminated and discharged and deemed to be void and of no further force and effect, effective immediately prior to the Closing, in each case, (i) without any fee, penalty or other payment by the Company, (ii) in a manner reasonably satisfactory to Parent and (iii) without survival of any rights or obligations (including any provision expressed or intended to survive the termination of such agreement), including any Liability that has accrued prior to such termination and (b) each Company Shareholder shall take such action and make such payment as may be necessary so that as of immediately prior to the Closing, the Company, on the one hand, and such Company Shareholder, its Affiliates (other than the Company) and spouse, parents, siblings, descendants (including adoptive relationships and stepchildren) of such Company Shareholder and the spouses of each such natural persons, on the other hand, settle, discharge, offset, pay, repay, terminate or extinguish in full all Intercompany Accounts.

Section 7.08        Insurance Policies. The Company shall cooperate, and shall cause each of its Affiliates and Representatives to cooperate, with Parent Parties, and shall execute and deliver such documents and take such actions as Parent Parties may reasonably request (but with effect only upon the Effective Time), in order to enable Parent to extend its existing insurance policies to cover the business and associated assets being acquired from the Company effective from and after the Closing.

Section 7.09        Exclusivity. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its officers, directors, employees, agents, representatives and Affiliates (including for this purpose commonly Controlled Affiliates and Subsidiaries) not to, directly or indirectly, (a) solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any corporation, partnership, person or other entity or group (other than Parent and its Subsidiaries and Representatives) regarding any Acquisition Proposal, (b) enter into, continue with or participate in any discussions or negotiations with, or provide any information to, any Person (other than Parent and its Subsidiaries and Representatives) concerning a possible Acquisition Proposal or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon receipt by the Company or any of its commonly Controlled Affiliates of any offer, proposal, indication of interest, request or inquiry that could reasonably be expected to lead to an Acquisition Proposal, the Company shall within one (1) Business Day (i) notify Parent of its receipt of such Acquisition Proposal and (ii) communicate to Parent in reasonable detail the terms of any such Acquisition Proposal (including providing Parent with a written statement with respect to any non-written Acquisition Proposal received, which statement must include the terms thereof). In addition, the Company will within one (1) Business Day advise Parent of any material modification or proposed modification to such Acquisition Proposal and any other information necessary to keep Parent informed in all material respects regarding the status and details of such Acquisition Proposal.

Section 7.10        Shareholder Consents.

(a)         The Company shall use commercially reasonable efforts to take all action necessary in accordance with this Agreement, the Companies Act and the Amended and Restated M&A, to obtain the Written Resolution. The Company’s obligation to use commercially reasonable efforts to obtain the Written Resolution pursuant to this Section 7.10 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or the withholding, withdrawal, amendment or modification by the Company’s board of directors of its unanimous recommendation to the holders of Company Ordinary Shares in favor of the adoption of this Agreement and the approval of the Merger. Upon obtaining the Written Resolution, as applicable, the Company shall promptly deliver copies of the executed Written Consent or other documents evidencing the obtainment of the Written Resolution to Parent.

(b)         Reserved.

(c)         Reserved.

Section 7.11        Public Disclosure. The parties shall agree on the form, content and timing of any initial press release, and, except with the prior written consent of the Shareholders’ Representative and Parent (which consent shall not be unreasonably withheld, delayed or conditioned), shall not issue nor shall any Affiliate or Representatives of such party issue any other press release or other public statement or public communication, with respect to this Agreement or the transactions contemplated hereby; provided that the Shareholders’ Representative, the Company and Parent Parties may (and in the case of clause (b) and (c) below any Representative of any of the foregoing may), without the prior written consent of such other parties, make such public statement or issue such public communication (a) as may be required by applicable Law or the requirements of any applicable stock exchange and, if practicable under the circumstances, after reasonable prior consultation with such other parties (and allowing such parties and their Representatives to review the text of the disclosure before it is made), (b) that consists solely of information contained in prior announcements made by any or all of Parent Parties, the Company, the Company Shareholders or any of their respective Representatives in accordance herewith or (c) to enforce its rights or remedies under this Agreement or the Ancillary Agreements, or any Company Intercompany Agreement or Intercompany Account that survives the Closing; provided, that the parties will be responsible for disclosures made by their respective Representatives in violation of the terms of this Section 7.11.

Section 7.12        Parent Common Stock. Parent shall ensure that, at or prior to the Closing, the shares of Parent Common Stock that will be part of the Aggregate Merger Consideration are approved for listing on the NYSE, subject to official notice of issuance (if applicable).

Section 7.13        Directors’ and Officers’ Indemnification and Exculpation.

(a)         Parent agrees that all rights to indemnification and exculpation for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors or officers of the Company who have the right to indemnification or exculpation by the Company (collectively, the “Covered Persons”) as provided in its organizational documents shall survive the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms for a period of not less than two (2) years from the Closing. If Parent or its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations of Parent set forth in this Section 7.13.

(b)         Prior to the Closing Date, Parent may obtain a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the current or former directors and officers of the Parent Parties on terms and conditions reasonably satisfactory to the Parent Parties. Redomestication Surviving Company shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and honor all obligations thereunder.

Section 7.14        Registration Statement.

(a)        As promptly as practicable following the execution and delivery of this Agreement, Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form F-4, as determined by the parties, (as amended or supplemented from time to time, and including the Proxy Statement/Prospectus contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Ordinary Shares to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement/Prospectus. The Registration Statement shall include a Proxy Statement of Parent and the Company as well as a prospectus for the offering of Purchaser Ordinary Shares to the Company Shareholders (as amended, the “Proxy Statement/Prospectus”) for the purpose of soliciting proxies from Parent’s shareholders for the matters to be acted upon at the Parent Special Meeting and providing the public shareholders of Purchaser an opportunity in accordance with Purchaser’s organizational documents and the final IPO prospectus of Parent, dated May 17, 2021 (the “Prospectus”) to have their Purchaser Ordinary Shares redeemed in conjunction with the shareholder vote on the Parent Party Shareholder Approval Matters as defined below. The Proxy Statement/Prospectus shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser’s shareholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, including the Acquisition Merger, by the holders of Purchaser Ordinary Shares in accordance with Purchaser’s organizational documents, the Companies Act and the rules and regulations of the SEC and Nasdaq, (ii) adoption of the amended and restated Memorandum and Articles of Association of Redomestication Merger Surviving Corporation the form agreed to between Parent and the Company, (iii) election of the directors of Purchaser as set forth in Section 3.03 of this Agreement, and (iv) such other matters as the Company and the Parent Parties shall hereafter mutually determine to be necessary or appropriate in order to effect the Acquisition Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iv), collectively, the “Parent Party Shareholder Approval Matters”), In connection with the Registration Statement, Parent, Purchaser and the Company will file with the SEC financial and other information about the transactions contemplated in this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement requirements set forth in Parent’s organizational documents, Delaware Law, Companies Act and the rules and regulations of the SEC and Nasdaq. The Parent Parties shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement/Prospectus and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide the Parent Parties with such information concerning the Company, its controlled Affiliates, Subsidiaries, equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company). If required by applicable SEC rules or regulations, such financial information provided by the Company must be reviewed or audited by the Company’s auditors.

(b)         Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement/Prospectus. Promptly after the Registration Statement is declared effective under the Securities Act, Parent and the Company will cause the Proxy Statement/Prospectus to be mailed to shareholders of Parent and the Company.

(c)          Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Parent, on the one hand, and the Company, on the other hand, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Purchaser Ordinary Shares, as applicable, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Purchaser organizational documents and the Company organizational documents. Each of the Company and the Parent Parties shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that the Parent Parties receive from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(d)         Each party shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company, the Parent Parties and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement/Prospectus (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Parent Parties shall cause the Proxy Statement/Prospectus to be disseminated to Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s organizational documents.

Section 7.15        PIPE Financing. The Parent Parties have delivered to the Company a true, correct and complete copy of each Subscription Agreement executed on or prior to the date hereof, pursuant to which certain Persons who have committed to purchasing Parent/Purchaser Ordinary Shares in connection with the transaction contemplated hereby prior to the Closing (each, a “Purchaser Investor”). To the knowledge of Parent, each Subscription Agreement is in full force and effect and is legal, valid and binding upon each Parent Party and the applicable Purchaser Investor, enforceable in accordance with its terms. As of the date hereof, each Subscription Agreement has not been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of the Parent Parties, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in each Subscription Agreement have not been withdrawn, terminated or rescinded by the applicable Purchaser Investor in any respect. As of the date hereof, there are no side letters or Contracts to which any Parent Party is a party related to the provision or funding, as applicable, of the purchases contemplated by each Subscription Agreement or the transactions contemplated hereby other than as expressly set forth in this Agreement, each Subscription Agreement or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Each Parent Party has, and to the Knowledge of Parent, each Purchaser Investor has, complied with all of its obligations under each Subscription Agreement. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in each Subscription Agreement, other than as expressly set forth in each Subscription Agreement. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of a Parent Party or, to the knowledge of Parent as of the date hereof, any Parent Investor, (ii) assuming the conditions set forth in Section 11.01 and Section 11.02 will be satisfied, constitute a failure to satisfy a condition on the part of Parent or, to the Knowledge of Parent as of the date hereof, the applicable Parent Investor or (iii) assuming the conditions set forth in Section 11.01 and Section 11.02 will be satisfied, to the Knowledge of Party as of the date hereof, result in any portion of the amounts to be paid by each Purchaser Investor in accordance with each Subscription Agreement being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 11.01 and Section 11.02 will be satisfied, each Parent Party has no reason to believe that any of the conditions to the consummation of the purchases under each Subscription Agreement will not be satisfied, and, as of the date hereof, no Parent Party is aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

Section 7.16        Notices of Certain Events. Each party shall promptly notify the other parties of:

(a)        any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Ordinary Share or share capital or capital stock of the Parent Parties or any of the Company’s or the Parent Parties’ assets;

(b)         any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)         any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)         the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e)          the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such Party to be false or misleading in any material respect or to omit or fail to state a material fact.

Section 7.17        Further Assurances. From and after the Closing, Parent and the Company shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, notices and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VIII

TAX MATTERS

Section 8.01        Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company Shareholders on the one hand, each in accordance with their Pro Rata Share, and Parent on the other hand, shall each bear one-half (1/2) of the cost of all Transfer Taxes, if any, including costs arising out of the preparation and filing of any Tax Returns required to be filed with respect to such Transfer Taxes. All necessary Tax Returns shall be prepared and filed by the party required to do so pursuant to applicable Law (and the non-filing party shall provide reasonable cooperation in connection therewith, if requested by the filing party).

Section 8.02        Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall duly and timely file all income and other material Tax Returns required to be filed with the applicable Taxing Authority, pay all material Taxes required to be paid by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

Section 8.03        Intended Tax Treatment.

(a)         Parent and Purchaser hereto shall use their reasonable best efforts to cause the Redomestication Merger to qualify for the Redomestication Intended Tax Treatment, and none of Parent, Purchaser, the Company and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Redomestication Merger from qualifying for such intended Tax treatment. The parties hereto shall use their reasonable best efforts to cause the Acquisition Merger to qualify for the Acquisition Intended Tax Treatment, and none of Parent, Purchaser, Merger Sub or the Company and their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Acquisition Merger from qualifying for such intended Tax treatment.

(b)         Each of Parent, Purchaser, the Company, and their respective Affiliates shall file all Tax Returns consistent with (i) the Redomestication Intended Tax Treatment and (ii) the Acquisition Intended Tax Treatment (including, in each case, attaching the statement described in Treasury Regulations Section 1.368-(a) on or with the its Tax Return for the taxable year of the Redomestication Merger and the Acquisition Merger), and shall take no position inconsistent with the Redomestication Intended Tax Treatment or the Acquisition Intended Tax Treatment, as applicable (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(c)          Purchaser shall not transfer or distribute any of its assets for a period of at least one (1) year after Closing.

Section 8.04        Tax Opinion. In the event the SEC requires a tax opinion regarding: (i) the Redomestication Intended Tax Treatment, Purchaser will use its reasonable best efforts to cause Loeb & Loeb LLP to deliver such tax opinion to Purchaser, or (ii) the Acquisition Intended Tax Treatment, the Company shall use its reasonable best efforts to cause Sichenzia Ross Ference, LLP to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor.

Section 8.05        PFIC Reporting. Within one hundred twenty (120) days after the end of Purchaser’s current taxable year and each subsequent taxable year of Purchaser for which Purchaser reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), Purchaser shall (1) determine its status as a PFIC, (2) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (3) make such PFIC status determinations available to the shareholders of Purchaser as of immediately prior to the Effective Time. If Purchaser determines that it was, or could reasonably be deemed to have been, a PFIC in such taxable year, Purchaser shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Purchaser shareholders as of immediately prior to the Effective Time and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to Purchaser or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 8.05, notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of two (2) years after the end of Purchaser’s current taxable year.

Section 8.06        Conflicts. To the extent of any inconsistencies between any provision of this ARTICLE VIII and ARTICLE XI, the provisions of this ARTICLE VIII shall control.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.01        Conditions to the Obligations of the Parties. The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent and the Company) as of the Closing of the following conditions:

(a)         No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or issued a Governmental Order, legal injunction that is in effect on the Closing Date and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)         Written Resolution. The Written Resolution shall have been obtained.

(c)         The Parent Party Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement/Prospectus and Purchaser’s organizational documents shall have been approved by the requisite vote of the shareholders of Purchaser at the Purchaser Special Meeting in accordance with Purchaser’s organizational documents, applicable Law and the Proxy Statement/Prospectus (the “Required Purchaser Shareholder Approval”).

(d)         Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective.

(e)         Approvals. Receipt of any necessary regulatory or governmental approvals (including if applicable, the expiration or termination of any waiting periods under the HSR Act.

(f)          Parent Net Assets. After giving effect to Closing, Parent shall have net tangible assets of at least $5,000,001 on its pro forma consolidated balance sheet.

Section 9.02        Conditions to the Obligations of the Parent Parties. The obligation of the Parent Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Parent) as of the Closing of the following conditions:

(a)         Representations and Warranties of the Company. (i) The Company Fundamental Representations and the representation and warranty set forth in clause (b) of Section 5.07 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties set forth in ARTICLE IV (other than Company Fundamental Representations and the representation and warranty set forth in clause (b) of Section 3.07) shall be true and correct (without giving effect to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Company Material Adverse Effect” in any such representations and warranties) in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below), except where the failure of such representations and warranties in this clause (ii) to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect. Parent shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company.

(b)          Covenants of the Company. The covenants and agreements of the Company set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects. Parent shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company.

(c)          No Company Material Adverse Effect. From the date of this Agreement, no Company Material Adverse Effect has occurred, and there shall be no event, change, circumstance, effect, development, condition or occurrence that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company.

(d)          Requisite Written Resolution. The Company shall have delivered to Parent Parties the Written Resolution).

(e)          Governmental Approvals. The Parent Parties shall have received copies of all Governmental Approvals, if any, in form and substance reasonably satisfactory to the Parent Parties, and no such Governmental Approval shall have been revoked.

(f)          Ancillary Agreements. The Parent Parties shall have received (i) copy of each of the Ancillary Agreements to which the Company is a party duly executed by the Company and such Ancillary Agreement shall be in full force and effect and (b) a copy of each of the Additional Agreements duly executed by all required parties thereto, other than Parent or the Company.

(g)         Third Party Consents. The Parent Parties shall have received copies of third party consents set forth on Schedule 9.02(g) in form and substance reasonably satisfactory to the Parent Parties, and no such consents have been revoked.

(h)         PIPE Financing. The aggregate cash proceeds available to the Parent Parties from the PIPE Financing shall be not less than an aggregate of $200,000,000.

(i)           Reserved.

Section 9.03        Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement subject to the satisfaction (or waiver by the Shareholders’ Representative) as of the Closing of the following conditions:

(a)          Representations and Warranties. (i) The Parent Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties set forth in ARTICLE IVI (other than the Parent Fundamental Representations) shall be true and correct in all respects (without giving effect to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Parent Material Adverse Effect” in any such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below), except where the failure of such representations and warranties in this clause (ii) to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Shareholders’ Representative shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Parent.

(b)         Covenants. The covenants and agreements of Parent set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects. The Shareholders’ Representative shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Parent.

(c)          NYSE. Parent’s initial listing application with NYSE in connection with the transaction shall have been approved and, immediately following the Closing, Parent shall satisfy any applicable initial and continuing listing requirements of NYSE and Parent shall not have any notice of non-compliance that is not cured herewith, and Parent’s shares of common stock, including Parent Shares issuable upon Closing, shall have been approved for listing on NYSE.

(d)          Post-Closing Board. The size and composition of the Surviving Company’s Board of Directors shall be constituted in accordance with Section 3.03 of this Agreement.

ARTICLE X

TERMINATION

Section 10.01     Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing as follows:

(a)          by mutual written consent of Parent and the Shareholders’ Representative;

(b)         by Parent or the Shareholders’ Representative, if the Closing has not occurred on or before May 31, 2022 (the “Outside Date”) unless the absence of such occurrence shall be due to the failure of Parent, on the one hand, or the Company or the Shareholders’ Representative, on the other hand, to materially perform its obligations under this Agreement required to be performed by it on or prior to the Outside Date;

(c)          by Parent or the Shareholders’ Representative if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;

(d)         by Parent if (i) the Parent Parties are not in material breach of any of its obligations hereunder and (ii) the Company is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 11.02(a) or Section 11.02(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) Business Days after the giving of written notice by Parent to the Shareholders’ Representative and (y) two (2) Business Days prior to the Outside Date;

(e)          by the Shareholders’ Representative if (i) the Company is not in material breach of any of its obligations hereunder and (ii) Parent or Merger Sub is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 7.03(a) or Section 7.03(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) Business Days after the giving of written notice by the Shareholders’ Representative to Parent and (y) two (2) Business Days prior to the Outside Date;

(f)           by the Parent Parties if the Requisite Written Resolution shall not have been obtained within five (5) Business Days of the delivery to Purchaser’s shareholders of the Proxy Statement/Prospectus, provided that the termination right under this Section 10.01(f) shall be of no further force or effect if such Requisite Written Resolution is delivered to the Parent Parties prior to the termination of the Agreement (even if after the five (5) Business Day period provided above); or

(g)          by the Parent Parties, in the event that the Audited 2020/2021 Financial Statements have not been delivered by March 15, 2022.

Section 10.02      Procedure Upon Termination. In the event of termination and abandonment by the Shareholders’ Representative or Parent, or both, pursuant to Section 12.01, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, without further action by any of the parties hereto.

Section 10.03      Effect of Termination. If this Agreement is terminated in accordance with Section 12.01, this Agreement shall thereafter become void and have no effect, and no party shall have any Liability to any other party, its Affiliates or any of their respective directors, officers, employees, equityholders, partners, members, agents or representatives in connection with this Agreement, except that (a) the obligations of the parties contained in the Confidentiality Agreements, this Section 10.03 and ARTICLE X shall survive and (b) termination will not relieve any party from Liability for any willful and material breach of this Agreement or Fraud prior to such termination.

ARTICLE XI

INDEMNIFICATION

Section 11.01      Survival. The representations and warranties set forth in ARTICLE III shall survive the Closing and shall remain in full and force and effect until the date that is the fifteen (15)-month anniversary of the Closing Date; provided that the Company Fundamental Representations shall survive until the date that is two (2) years from the Closing Date and (b) the representations and warranties set forth in  shall survive until sixty (60) days following the expiration of the applicable statute of limitations. All covenants and agreements of the parties set forth in this Agreement that are required to be performed prior to the Closing shall survive until the date that is the eighteen (18)-month anniversary of the Closing Date, and all other covenants and agreements set forth in this Agreement shall survive until the date that is six (6) years from the Closing Date or for such other period, as may be explicitly specified herein for such covenant or agreement. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent details are known at such time) and in writing by notice from a non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. The parties specifically and unambiguously intend that the survival periods that are set forth in this Section 11.01 shall replace any statute of limitations that would otherwise be applicable.

Section 11.02      Indemnification by the Company Shareholders. Subject to the other terms and conditions of this ARTICLE XI, from and after the Closing, each Company Shareholder, severally and not jointly, shall indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon or arising out of or by reason of:

(a)          any inaccuracy in or breach of any Company Fundamental Representation, as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date);

(b)          any inaccuracy in or breach of any of the representations or warranties set forth in ARTICLE III (other than any Company Fundamental Representation), as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date);

(c)         any inaccuracy in or breach of any of the representations or warranties or any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Company Shareholder set forth in the Support Agreement or any Shareholder Consent;

(d)         any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company prior to the Closing pursuant to this Agreement;

(e)         any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Shareholders’ Representative at or following the Closing pursuant to this Agreement;

(f)          any Indemnified Taxes;

(g)         any inaccuracy in the amount of Closing Company Indebtedness or Closing Company Cash, in each case, as reflected in the Closing Statement;

(h)         any claims made by Company Shareholders in their capacities as such in respect of the allocation of the Aggregate Merger Consideration, or for any events, facts or circumstances occurring at or prior to the Closing;

(i)           the defense by Parent or, following the Closing, Parent or the Company of an action for appraisal rights under the DGCL made by any holder of Dissenting Shares;

(j)          any actual or threatened Action brought by or on behalf of any Company Service Provider or Governmental Authority alleging breach of Contract or violation of any applicable Law pertaining to wages and hours, worker classification, workers’ compensation, work authorization or immigration, in each case, in connection with any period prior to the Closing; or

(k)         any Liabilities of the Company (other than Indebtedness) incurred or accrued in the ordinary course of business in an aggregate amount in excess of $100,000 that would be required by GAAP to be reflected on a balance sheet of the Company as of the Closing Date if such balance sheet were to be prepared as of the Closing Date

Section 11.03       Limitations; Effect of Investigation. The indemnification provided for in Section 11.02 shall be subject to the following limitations:

(a)        Company Shareholders shall not be liable to the Parent Indemnitees for indemnification under Section 11.02(b), except in the case of Fraud, until the aggregate amount of all Losses in respect of indemnification under Section 11.02(b) exceeds $1,000,000 (the “Deductible”), in which event the Company Shareholders shall be liable for all such Losses in excess of the Deductible (but subject to the other limitations contained herein). Except in the case of Fraud, in no event shall any Company Shareholder be liable to the Parent Indemnitees for Losses in respect of indemnification under Section 11.02(b) that exceed ten percent (10%) of the Aggregate Merger Consideration (based on the Average Parent Stock Price in the case of the portion thereof in the form of Parent Common Stock) allocated (whether or not actually paid) to such Company Shareholder at the Closing.

(b)         No Company Shareholder shall be liable to the Parent Indemnitees for indemnification (i) pursuant to Section 11.02 (other than clause (c) thereof) with respect to a Loss for more than such Company Shareholder’s Pro Rata Share of such Loss (except, as to any Company Shareholder that executed and delivered the Support Agreement or, following the date hereof, a Shareholder Consent, as applicable, as provided therein) or (ii) pursuant to Section 11.02(c) with respect to any inaccuracy or breach of, or non-fulfillment by, any other Company Shareholder.

(c)         The aggregate amount of all Losses for which each Company Shareholder shall be liable pursuant to Section 11.02 shall not exceed the value of Aggregate Merger Consideration paid (based on the Average Parent Stock Price in the case of the portion thereof in the form of Parent Common Stock).

(d)         No Company Shareholder shall have any liability pursuant to Section 11.02 with respect to any portion of a Loss to the extent such Loss (or portion thereof) is a liability reflected on the Closing Statement that was taken into account in any adjustment to the Aggregate Merger Consideration.

(e)         Notwithstanding the fact that any Parent Indemnitee may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Parent Indemnitee shall be entitled to recover the amount of any Loss suffered by such Parent Indemnitee more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.

(f)          The determination of the amount of Loss arising from (but not the existence of any inaccuracy in or breach of) any representation or warranty shall be determined without regard to any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(g)         The representations, warranties, covenants and agreements of the Company Shareholder, and the Parent Indemnitee’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Parent Indemnitee (including by any of its Representatives) or by reason of the fact that the Parent Indemnitee or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Parent Indemnitee’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

(h)         Notwithstanding anything to the contrary contained herein or in any organizational documents of the Company, no Company Shareholder shall be entitled to exculpation, indemnification or contribution from Parent or, after the Closing, the Company, for or in connection with any indemnification claim under this ARTICLE XI brought by any Parent Indemnitee; provided that nothing herein shall in any way restrict or limit amounts recoverable pursuant to any insurance coverage.

(i)          Payments by an Company Shareholder pursuant to this ARTICLE XI in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Parent Indemnitee in respect of any such claim, and each Parent Indemnitee shall use its reasonable commercial efforts to recover all amounts payable from an insurer or other third party under any such insurance policy or Contract.

(j)          If the amount to be netted hereunder from any indemnification payment required hereunder is determined after payment by the Company Shareholders to a Parent Indemnitee of any amount otherwise required to be paid as indemnification pursuant hereto, the Parent Indemnitee shall repay, promptly after such determination, any amount that the Company Shareholders would not have had to pay pursuant hereto had such determination been made at the time of such payment.

(k)          Notwithstanding any other provision of this Agreement to the contrary, no Parent Indemnitee, nor any of its Affiliates, shall have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to any Tax period other than a Tax period (or portion of a Straddle Period) ending on or before the Closing Date other than any such Taxes attributable to a breach of the representations and warranties set forth in Section 5.10(c) and Section 5.10(i), (ii) are due to the unavailability in any Tax periods (or portions thereof) beginning after the Closing Date of any net operating losses, credits, or other Tax attributes from a Tax period (or portion thereof) ending on or before the Closing Date, (iii) result from any transactions or actions taken by Parent or any of its Affiliates (including without limitation the Company) on the Closing Date after the Closing that are not contemplated by this Agreement, or (iv) were already taken into account in the calculation of Indebtedness as finally determined.

Section 11.04       Third-Party Claims.

(a)         If any Parent Indemnitee receives written notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Parent Indemnitee with respect to which the Company Shareholders are obligated to provide indemnification under this Agreement, the Parent Indemnitee shall give the Shareholder Representative reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Parent Indemnitee becomes aware of such Third-Party Claim. The failure to give such reasonably prompt written notice shall not, however, relieve the Company Shareholder of its indemnification obligations, except and only to the extent that the Company Shareholders incur material impairment of material rights or defenses by reason of such failure. Such notice by a Parent Indemnitee shall describe the Third-Party Claim in reasonable detail, to the extent such details are then known, shall include copies of all material written evidence thereof and shall indicate the estimated amount, to the extent such amount can be reasonably estimated at such time, of the Loss that has been or may be sustained by the Parent Indemnitee.

(b)        The Shareholder Representative, on behalf of the Company Shareholders, shall have the right to participate in, or by giving written notice to Purchaser, to assume the defense of any Third-Party Claim at the Shareholder Representative expense and by the Shareholder Representative’s own counsel, and the Parent Indemnitee shall cooperate in good faith in such defense; provided that the Company Shareholders shall not have the right to assume the defense of, but shall have the right to participate in, any such Third-Party Claim to the extent that such Third-Party Claim seeks as a material remedy thereunder an injunction or other equitable relief against the Parent Indemnitee. In the event that the Company Shareholder assumes the defense of any Third-Party Claim, subject to Section 11.04(d), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Parent Indemnitee. The Parent Indemnitee shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Shareholder Representative’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Parent Indemnitee; provided that if in the reasonable judgment of counsel to the Parent Indemnitee, (A) there are material legal defenses available to a Parent Indemnitee that are additional to those available to the Company Shareholders or (B) there exists a conflict of interest between the Company Shareholders and the Parent Indemnitee that cannot be waived, the Company Shareholder shall be liable for the reasonable fees and expenses of counsel to the Parent Indemnitee in each jurisdiction for which the Parent Indemnitee reasonably determines different counsel is required, subject to the limitations contained herein.

(c)          If the Shareholder Representative elects not to compromise or defend such Third-Party Claim, fails to reasonably promptly notify the Parent Indemnitee in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Parent Indemnitee may, subject to Section 11.04(d), pay, compromise and defend such Third-Party Claim, and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.

(d)         Notwithstanding anything to the contrary contained herein, the Shareholder Representative shall not settle any Third-Party Claim without the prior written consent of the Parent Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed), except as provided in this Section 11.04(d). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Parent Indemnitee and provides, in customary form, for the unconditional release of each Parent Indemnitee from all liabilities and obligations in connection with such Third-Party Claim and the Shareholder Representative desires to accept and agree to such offer, the Shareholder Representative shall give written notice to that effect to the Parent Indemnitee. If the Parent Indemnitee fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Parent Indemnitee may continue to contest or defend such Third-Party Claim, at its own expense, and in such event, the maximum liability of the Company Shareholders as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Parent Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Shareholder Representative may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Parent Indemnitee has assumed the defense pursuant to Section 11.04(b), it shall not agree to any settlement without the written consent of the Shareholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)         The Parent Indemnitee and the Shareholder Representative shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant books and records, by preserving such books and records and by making employees and representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. The Parent Indemnitee and the Shareholder Representative shall use reasonable commercial efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 11.05      Direct Claims. Any Action by a Parent Indemnitee on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Parent Indemnitee giving the Shareholder Representative reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Parent Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Company Shareholders of their indemnification obligations, except and only to the extent that the Company Shareholders incur material impairment of material rights or defenses by reason of such failure. Such notice by the Parent Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, to the extent such amount can be reasonably estimated at such time, of the Loss that has been or may be sustained by the Parent Indemnitee. The Shareholder Representative shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Parent Indemnitee shall allow the Shareholder Representative and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Parent Indemnitee shall assist Shareholder Representative’s investigation by giving such information and assistance as the Shareholder Representative or any of its professional advisors may reasonably request. If the Shareholder Representative does not so respond within such thirty (30) day period, then the Shareholder Representative shall be deemed to have rejected such claim, in which case the Parent Indemnitee shall be free to pursue such remedies as may be available to the Parent Indemnitee on the terms and subject to the provisions of this Agreement.

Section 11.06      Determination of Loss. Once a Loss required to be paid in cash is agreed to by the Shareholder Representative or adjudicated (as finally determined by a court of competent jurisdiction in a non-appealable judgment) to be payable in cash by the Company Shareholders pursuant to this ARTICLE XI and, in each case, to the extent the Company Shareholders and Purchaser have not mutually agreed pursuant to Section 11.03(g) for Purchaser to cancel and redeem shares of Purchaser Common Stock in lieu of receiving cash, such Company Shareholder shall deposit, or cause to be deposited with the applicable Parent Indemnitee, the amount of such Company Shareholder’s Pro Rata Share of such Loss to be satisfied in cash pursuant hereto by wire transfer of immediately available funds to an account or accounts designated by Parent in writing. The parties hereto agree that should a Company Shareholder not make the full cash payment within ten (10) days of such agreement or adjudication, as applicable, any amount payable shall accrue interest from the date of agreement of the Company Shareholder or adjudication to the date such payment has been made at the Interest Rate.

Section 11.07      Tax Treatment of Indemnification Payments. The parties agree that all indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the aggregate merger consideration for Tax purposes, unless otherwise required by Law.

Section 11.08      Exclusive Remedy. Except as provided in ARTICLE VI or Section 12.07, the indemnification provisions of this ARTICLE XI shall be the sole and exclusive remedy of the Parent Indemnitees following the Closing for any and all breaches or alleged breaches by the Company of any of its representations, warranties, covenants or agreements, or any other provision of this Agreement; provided, that nothing in this Section 11.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 12.07 or to seek any remedy on account of any party’s Fraud. Notwithstanding anything to the contrary contained herein, each of the parties hereto acknowledges and agrees that, with respect to any Fraud of the Company, following the Closing, each Company Shareholder, severally and not jointly, shall be liable in proportion to such Company Shareholder’s Pro Rata Share of the Liability resulting from such Fraud, to the extent such Fraud is finally determined by a court of competent jurisdiction in a non-appealable judgment.

ARTICLE XII

MISCELLANEOUS

Section 12.01      Entire Agreement. This Agreement and the Ancillary Agreements to which the parties are party constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect until the Closing. The parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the transactions contemplated hereby shall be those remedies available at law or in equity for breach of contract against the parties only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement, including by Section 11.08 if the Closing occurs), and the parties hereby agree that no party shall have any remedies or causes of action (whether in contract, tort or otherwise) for any statements, communications, disclosures, failures to disclose, or representations or warranties not explicitly set forth in this Agreement, except in the case of Fraud. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Further, no Person is asserting the truth of any factual statements contained in any representation and warranty set forth in this Agreement; rather, the parties have agreed that should any representations and warranties of any party prove inaccurate, the other party shall have the specific remedies herein specified as the exclusive remedy therefor, except in the case of Fraud.

Section 12.02       Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other parties pursuant to this provision):

To the Company and/or the Shareholders’ Representative:

Etao International Group
4255 Colden St., Ste. 15R,
Flushing, NY 11355
c/o Wensheng Liu
Email: wilson.liu@etao.cloud

with a copy to (which shall not constitute notice to the Company for the purposes of this Section 12.02):

Sichenzia Ross Ference, LLP
1185 Avenue of the Americas
31st Floor
New York, NY 10036

Email:	jkaplowitz@srf.law
hlou@srf.law
Attention:	Jay Kaplowitz
Huan Lou

To Parent and/or Merger Sub:

Mountain Crest Acquisition Corp. III
311 West 43rd Street

12th Floor

New York, NY 10036

Email: sliu@mcacquisition.com
Attention:    Dr. Suying Liu

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Mitchell Nussbaum
Email: mnussbaum@loeb.com

Section 12.03     Amendment; Modification and Waiver. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Parent and the Shareholders’ Representative, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the adoption of this Agreement by the Requisite Written Resolution, no amendment shall be made that by Law requires further approval by the Company Shareholders without obtaining such requisite approval under the Companies Act, except to the extent the approval of the Company Shareholders can be given by the Shareholders’ Representative under applicable Law. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.04     Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by any of the parties, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other parties, and any attempted or purported assignment in violation of this Section 12.04 will be null and void; provided, that Parent may assign this Agreement or any of its rights or interests hereunder without the prior written consent of any other Person (a) to any of its Affiliates (so long as Parent remains responsible for its obligations hereunder) or (b) in connection with a change in control of Parent (so long as Parent or its successor remains responsible for its obligations hereunder). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by each of the parties and their respective heirs, executors, administrators, successors, legal representatives and assigns (including, with respect to any trust, any additional or successor trustees of any such trust).

Section 12.05    No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns; provided, however, that the provisions of Section 5.12 and ARTICLE XI are intended to be for the benefit of, and shall be enforceable by, each Covered Person and each Parent Indemnitee, as applicable, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of such sections.

Section 12.06      Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)          This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction except that the laws of the Cayman Islands, inclusive of the Companies Act, shall apply to the Redomestication Merger and to the Acquisition Merger.

(b)         Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue within the State of Delaware (“Delaware Courts”), and any appellate court from any decision thereof, in any Action that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 12.02 or in any other manner permitted by applicable Law.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NONE THE OTHER PARTIES NOR THEIR REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS Section 12.06(c). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 12.07      Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that without posting bond or other undertaking, the parties shall be entitled to seek injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 12.07, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 12.07 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 12.07 before exercising any other right under this Agreement. If, prior to the Outside Date, any party brings any Action in accordance with this Agreement to enforce specifically the performance of the terms and provisions hereof against any other party, the Outside Date shall be automatically extended (i) for the period during which such Action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such action on good cause shown, as the case may be.

Section 12.08      Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Section 12.09      Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction and (b) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 12.10      Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all direct and indirect costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne (a) by Parent, if such expenses are incurred by any Parent Party, and (b) by the Company if expenses are incurred by the Company, including the Company Transaction Expenses; provided, that if the Closing shall occur each party’s reasonable and documented costs and expenses will be paid from the capital of Purchaser.

Section 12.11       Shareholders’ Representative.

(a)          In addition to the other rights and authority granted to the Shareholders’ Representative elsewhere in this Agreement and except as expressly provided herein, by participating in the execution and delivery of this Agreement and receiving the benefits thereof, including the right to receive the consideration payable in connection with the transactions contemplated by this Agreement, each Company Shareholder hereby irrevocably authorizes and appoints Wensheng Liu as agent, attorney-in-fact and representative to act for and on behalf of such Company Shareholder regarding any matter under this Agreement or relating to the transactions contemplated hereby, with full power of substitution to act in the name, place and stead of such Company Shareholder and to act on behalf of such Company Shareholder with respect to the transactions contemplated hereby, including in any amendment of or dispute, litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Shareholders’ Representative shall determine to be necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement. This power of attorney and all authority hereby conferred is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Company Shareholder. Except as expressly provided herein, no Company Shareholder shall directly have the right to exercise any right hereunder, it being understood and agreed that all such rights shall only be permitted to be exercised by the Shareholders’ Representative on behalf of the Company Shareholders. Without limiting the generality of the foregoing, the Shareholders’ Representative has full power and authority, on behalf of each Company Shareholder and such Company Shareholder’s successors and assigns, to: (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Company Shareholders in connection herewith, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, (iii) receive service of process in connection with any claims under this Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of Third-Party Claims, prosecute and defend claims for indemnification under ARTICLE XI and comply with orders of courts with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (viii) assert the attorney-client privilege on behalf of the Company Shareholders with respect to any communications that relate in any way to the transactions contemplated hereby, (ix) deliver to Parent any and all Ancillary Agreements executed by the Company Shareholders and deposited with the Shareholders’ Representative, upon the Shareholders’ Representative’s determination that the conditions to Closing have been satisfied or waived and (x) take all actions necessary or appropriate in the judgment of the Shareholders’ Representative on behalf of the Company Shareholders in connection with this Agreement.

(b)         Service by the Shareholders’ Representative shall be without compensation except for the reimbursement by the Company Shareholders of out-of-pocket expenses and indemnification specifically provided herein.

(c)         Notwithstanding Section 12.11(a), if the Shareholders’ Representative believes that he or she requires further authorization or advice from any Company Shareholder on any matters concerning this Agreement or any other agreement contemplated hereby, the Shareholders’ Representative will be entitled, but not obligated, to seek such further authorization solely from such Company Shareholder.

(d)         From and after the date hereof, but except as expressly provided herein, each of Parent and the Company is entitled to deal exclusively with the Shareholders’ Representative on all matters relating to this Agreement and the transactions contemplated hereby. A decision, act, consent or instruction of the Shareholders’ Representative constitutes a decision of all the Company Shareholders in respect of this Agreement and the transactions contemplated hereby. Such decision, act, consent or instruction is final, binding and conclusive upon each Company Shareholder, and each of Parent and the Company shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Shareholder by the Shareholders’ Representative, and on any other decision, act, consent or instruction taken or purported to be taken on behalf of any Company Shareholder by the Shareholders’ Representative, as being fully binding upon such Person. Notices or communications to or from the Shareholders’ Representative will constitute notice to or from each Company Shareholder.

(e)         The Shareholders’ Representative may resign at any time, and may appoint a new Shareholders’ Representative to act in his or her stead, and may be removed for any reason or no reason by the vote or written consent of the Company Shareholders holding a majority of the Company Ordinary Shares as of the date hereof; provided, however, in no event shall the Shareholders’ Representative be removed without the Company Shareholders holding a majority of the Company Ordinary Shares having first appointed a new Shareholders’ Representative who shall assume such duties immediately upon the removal of the Shareholders’ Representative. In the event of the death, incapacity, or removal of the Shareholders’ Representative, a new Shareholders’ Representative shall be appointed by the vote or written consent of the Company Shareholders holding a majority of the Company Ordinary Shares as of the date hereof and a copy of the written consent or minutes appointing such new Shareholders’ Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided that until such notice is received, Parent and the Company shall be entitled to rely on the decisions and actions of the prior Shareholders’ Representative as described in this Section 12.11.

(f)          The Shareholders’ Representative shall hold and be entitled to use the Shareholders’ Representative Fund, defined below, for the purposes of paying for, or reimbursing the Shareholders’ Representative for, any and all costs and expenses (including counsel and legal fees and expenses) incurred by the Shareholders’ Representative in connection with the protection, defense, enforcement or other exercise or fulfillment of any rights or obligations under this Agreement (collectively, the “Shareholders’ Representative Expenses”). The Shareholders’ Representative shall hold the Shareholders’ Representative Fund in a segregated bank account and shall not comingle it with any other funds (the “Representative Fund”. At such time as the Shareholders’ Representative deems appropriate, the Shareholders’ Representative shall distribute to the Company Shareholders (in accordance with their respective Pro Rata Shares) the remaining Shareholders’ Representative Fund. The Shareholders’ Representative will be promptly reimbursed by the Company Shareholders (based on their respective Pro Rata Shares) for Shareholders’ Representative Expenses not covered by the Shareholders’ Representative Fund upon demand.

(g)         The Company Shareholders, severally and not jointly (based on their Pro Rata Share), agree to indemnify and hold harmless the Shareholders’ Representative (in his or her capacity as such) for and from any Loss or Liability he or she may incur or be subject to as a result of his duties hereunder or any of his actions or inactions as such, except as may result from the Shareholders’ Representative’s actions that would constitute fraud or willful misconduct.

(h)         The Shareholders’ Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Company Shareholder shall otherwise exist against the Shareholders’ Representative. The Shareholders’ Representative shall not be liable to any Company Shareholder relating to the performance of the Shareholders’ Representative’s duties or exercise of any rights under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholders’ Representative constituted actual fraud or were taken or not taken in bad faith. The Shareholders’ Representative shall be indemnified and held harmless by the Company Shareholders against all losses, including costs of defense, paid or incurred in connection with any action, suit, proceeding or claim to which the Shareholders’ Representative is made a party by reason of the fact that the Shareholders’ Representative was acting as the Shareholders’ Representative pursuant to this Agreement; provided, however, that the Shareholders’ Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholders’ Representative constituted actual fraud or were taken or not taken in bad faith. The Shareholders’ Representative shall be protected in acting upon any notice, statement or certificate believed by the Shareholders’ Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter. The Shareholders’ Representative, solely in his capacity as such, shall not be liable to Parent or any Affiliate of Parent by reason of this Agreement or the performance of the Shareholders’ Representative’s duties hereunder or otherwise. The foregoing indemnities will survive the Closing, the resignation or removal of Shareholders’ Representative or the termination of this Agreement.

Section 12.12      No Recourse. Notwithstanding anything to the contrary contained herein, each Company Shareholder and the Company acknowledge and agree, both for themselves and their respective Shareholders and Affiliates, that no recourse under, based upon, arising out of or relating to this Agreement or any documents or agreements referenced therein may be had by any of them against any Affiliate of Parent not a party to such document or agreement, any other Person or any such Affiliate’s or other Person’s respective direct or indirect former, current or future, Affiliates, general or limited partners, Shareholders, controlling persons, equityholders, managers, managing companies, members, directors, officers, employees, agents, Representatives, advisers, successors or assigns, actual or prospective financing sources or arrangers, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law.

Section 12.13       Company Disclosure Schedule.

(a)         The “Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent in connection with the execution and delivery of this Agreement (and as the same may be modified from time to time in accordance with the terms hereof).

(b)          It is specifically acknowledged that the Company Disclosure Schedule may expressly provide exceptions to a particular Section of ARTICLE III notwithstanding that the Section does not state “except as set forth in Section ‘__’ of the Company Disclosure Schedule” or words of similar effect.

(c)         Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to vary the definition of “Company Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business.

(d)         Each Section of the Company Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of any party, except as and to the extent provided in this Agreement. Certain matters set forth in the Company Disclosure Schedule are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of this to be set forth herein. All attachments to the Company Disclosure Schedule are incorporated by reference into the Section of the Company Disclosure Schedule in which they are referenced.

Section 12.14      No Rescission. Following the Closing, no party shall be entitled to rescind the transactions contemplated hereby by virtue of any failure of any party’s representations and warranties herein to have been true or any failure by any party to perform its obligations hereunder.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MOUNTAIN CREST ACQUISITION CORP. III

By:	/s/ Suying Liu
Name: Suying Liu
Title: Chief Executive Officer

ETAO INTERNATIONAL GROUP

By:	/s/ Wensheng Liu
Name: Wensheng Liu
Title: Chief Executive Officer

/s/ Wensheng Liu
Wensheng Liu (in his capacity as the Shareholders’
Representative)